As filed with the Securities and Exchange Commission on December 22, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
DIRECT ALLIANCE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	86-0745142 (IRS Employer Identification Number)

8123 South Hardy

Tempe, Arizona 85284
(480) 902-5900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Branson (“Tony”) M. Smith, Chief Executive Officer and President

Direct Alliance Corporation
8123 South Hardy
Tempe, Arizona 85284
(480) 902-5900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

P. Robert Moya Steven P. Emerick Quarles & Brady Streich Lang LLP Two North Central Avenue Phoenix, Arizona 85004-2391 (602) 230-5500 (602) 230-5598 (facsimile)	Joseph P. Richardson Frank M. Placenti Bryan Cave LLP Two North Central Avenue, Suite 2200 Phoenix, Arizona 85004-4406 (602) 364-7000 (602) 364-7070 (facsimile)

      Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Maximum Offering Price	Maximum Aggregate	Amount of
Securities To Be Registered	Registered	Per Share	Offering Price	Registration Fee

Common Stock, $.01 par value			$50,000,000	$12,500(1)

(1)	Calculated pursuant to Rule 457(o).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER             , 2000

                        Shares

Common Stock

         This is our initial public offering of shares of common stock. We are offering      shares. We anticipate that the initial public offering price will be between $          and $          per share. No public market currently exists for our shares. We have applied to list our shares on the Nasdaq National Market under the symbol “DACC.” We are currently a wholly-owned subsidiary of Insight Enterprises, Inc., and Insight’s common stock is listed on the Nasdaq National Market under the symbol “NSIT.” When the offering is completed, Insight will own approximately      % of our outstanding shares of common stock.

Investing in our common stock involves risks.

See “Risk Factors” beginning on page 5.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Direct Alliance	$	$

      We have granted the underwriters the right to purchase up to  additional shares of common stock to cover over-allotments, if any. The underwriters expect to deliver the shares to purchasers on or about             , 2001.

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G. Edwards & Sons, Inc.

Robert W. Baird & Co.

Morgan Keegan & Company, Inc.

Prospectus dated             , 2001

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
PROPOSED SPIN-OFF FROM INSIGHT
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN TRANSACTIONS
PRINCIPAL STOCKHOLDER
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEPENDENT AUDITORS’ REPORT
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF EARNINGS
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
S-1
EX-3.1
EX-3.2
EX-4.1
EX-10.1
EX-10.4
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-21.1
EX-23.1
EX-27.1

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

      In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” “the company” and “Direct Alliance” refer to Direct Alliance Corporation and its subsidiaries. All references to “Insight” refer to Insight Enterprises, Inc., a Delaware corporation, and its subsidiaries.

      Until             , 2001, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      Direct Alliance™, SuperScan™, UDE™, Universal Data Extract™, and MAX™ are some of our trademarks. Other marks used herein are the property of their respective owners, which includes us in some instances.

PROSPECTUS SUMMARY

      You should read the entire prospectus carefully, including the “Risk Factors” section. This summary highlights selected information contained elsewhere in this prospectus.

Direct Alliance

      We enable manufacturers of brand name products to directly access customers and improve the efficiency of their indirect sales channels. We provide demand generation marketing, direct sales management, Internet enablement, product fulfillment and transaction management services using state-of-the-art proprietary technology, infrastructure and processes. Our unique combination of services, technology and direct channel expertise allows us to provide customized, vertically integrated outsourced solutions for our clients in a cost-effective and timely manner. Our highly scalable solutions include the following features:

•	end-to-end integration

•	MAX, our sophisticated and proprietary technology system

•	program customization

•	client dedicated personnel

•	confidentiality

•	transparency to customers

•	seasoned management with extensive direct channel expertise

Our solutions provide the following client benefits:

•	profitable sales growth

•	cost-effectiveness

•	speed to market

•	improved customer satisfaction

•	system capabilities for international operations

      U.S. direct market sales will exceed $1.7 trillion in 2000 and increase to $2.7 trillion in 2005.* Additionally, the worldwide market for comprehensive supply chain services outsourcing will grow from $325 million in 1999 to $25 billion in 2004, as predicted by the             . We believe we are well positioned to benefit from these trends because we offer a full range of outsourced direct channel services with unique features and significant client benefits.

Our Strategy

      Historically, we have operated numerous programs targeted at various customer segments for our clients who have primarily been manufacturers of computers and computer related equipment and currently include Hewlett-Packard, IBM and Toshiba. We are pursuing further opportunities in this and other industries by leveraging our direct channel expertise. Our goal is to become the leading global provider of outsourced direct channel solutions by enhancing existing client relationships, expanding market share in our current industry, expanding into new industries, broadening our service offerings globally, developing strategic partnerships and continually improving our technology.

*	Reprinted from Economic Impact: U.S. Direct & Interactive Marketing Today 2000 — Executive Summary with permission from Direct Marketing Association, Inc.

Our MAX System

      We use our proprietary MAX technology as the foundation for the comprehensive suite of services we provide our clients. Our MAX system is a compilation of sophisticated, integrated software applications that, together with our direct channel services, provides our clients with the means to cost-effectively increase their sales. We configure a customized version of MAX for each client by determining which of our many MAX capabilities will best serve the client’s needs and then enabling the appropriate software applications for the client’s solution. We believe that the unique characteristics of our MAX system allow us to rapidly implement highly scalable direct channel solutions for our clients based on state-of-the-art technology.

Our Relationship with Insight

      We are currently a wholly-owned subsidiary of Insight. We were formed in 1993 to capitalize on Insight’s experience as a direct marketer of computer hardware and software products and provide outsourced direct channel solutions for manufacturers. We have been profitable each year since our formation. After the completion of this offering, Insight will own approximately      % of the outstanding shares of our common stock, or approximately      % if the underwriters exercise their over-allotment option in full. Insight has announced that it plans to spin-off Direct Alliance. The spin-off will result in the complete separation of Direct Alliance from Insight through a distribution of our stock held by Insight to Insight’s stockholders. There are various conditions to the completion of the spin-off, and we cannot assure you as to whether or when it will occur.

Corporate Information

      We were incorporated in Arizona on August 30, 1993. On December 22, 2000, we became a Delaware corporation pursuant to a change-of-domicile merger. Our principal executive offices are located at 8123 South Hardy, Tempe, Arizona 85284, and our telephone number is (480) 902-5900. Our website is located at www.direct-alliance.com. Information on the website is not part of this prospectus.

The Offering

Common stock offered	shares

Common stock to be outstanding after the offering	shares

Common stock to be held by Insight immediately after the offering	shares

Use of proceeds	To repay an intercompany payable to Insight (approximately $6.0 million as of September 30, 2000), purchase the South Hardy Drive property from Insight for approximately $1.5 million plus the assumption of the related mortgage and fund general corporate activities, including operational, development and working capital. See “Use of Proceeds.”

Proposed Nasdaq National Market symbol	“DACC”

      This information excludes 3,410,000 shares issuable upon exercise of options granted under our 2000 Long-Term Incentive Plan and 3,590,000 shares of common stock available for future grants of options under this plan, including shares subject to options which we expect to grant to our employees upon the spin-off in replacement of unvested options to acquire Insight common stock that will expire upon the spin-off. The actual number of our shares issuable under these replacement options will not be determined until the effective date of the spin-off and will be based on the relative market price of Insight and our common stock at that time. See “Management — Treatment of Insight Stock Options” on page 52.

      Unless otherwise noted or clear from the context, the information in this prospectus assumes that the underwriters’ over-allotment option will not be exercised and is based on the number of shares outstanding as of September 30, 2000.

Summary Consolidated Financial Data

(in thousands, except per share data and share amounts)

      The audited data presented in this table are derived from our historical consolidated financial statements and accompanying notes thereto that are included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements for the nine-month period ended September 30, 1999 and the years ended December 31, 1995, 1996 and 1997 from which the unaudited financial data below is derived include all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for such periods. You should read our consolidated financial statements and accompanying notes for a further explanation of the consolidated financial data summarized here. Our historical financial information may not necessarily reflect our results of operations or financial position in the future. The net revenues and gross profit included in the consolidated financial data below may not be reliable indicators of our performance because:

•	From late 1997 through September 2000, we transitioned our business from product based programs, pursuant to which we earned net revenue by purchasing and reselling our clients’ products, to our service fee based program model, pursuant to which we are compensated by our clients for the provision of services. Under the service fee based programs, we neither recognize the product sales as net revenues nor recognize the cost of products sold in our cost of revenues. As a result, the service fee based programs generate substantially less net revenues for a similar value of products sold. Because our net revenues during this transition period were derived from a changing mix of service fee based and product based programs, the inter-period comparability of our total net revenues during the transition is limited.

•	Under the service fee based programs, substantially all direct operating costs related to the generation of net revenues are included in our cost of revenues and, therefore, are taken into account in determining gross profit. Under the product based programs, these same costs are accounted for as operating expenses and, therefore, are not taken into account in determining gross profit. Because of this, the inter-period comparability of our gross profit is limited during our transition to service fee based programs.

						Nine Months Ended
	Years Ended December 31,					September 30,

	1995	1996	1997	1998	1999	1999	2000

	(unaudited)	(unaudited)	(unaudited)			(unaudited)

Consolidated Statements of Earnings Data:

Net revenues:

Service fees	$—	$—	$574	$6,834	$39,653	$25,682	$47,688

Product sales	24,372	35,957	47,914	82,480	58,381	51,705	26,887

Pass through product sales	—	—	755	2,823	5,776	4,796	7,941

Total net revenues	24,372	35,957	49,243	92,137	103,810	82,183	82,516

Gross profit	4,975	6,631	7,824	11,312	16,823	12,216	13,949

Earnings from operations	1,655	1,891	2,782	4,113	8,868	6,297	8,244

Net earnings	926	1,131	1,664	2,420	5,276	3,756	5,301

Earnings per share:

Basic

Diluted

Shares used in per share calculations:

Basic

Diluted

	As of September 30, 2000

	Actual	As Adjusted(1)

		(unaudited)

Consolidated Balance Sheet Data:

Working capital	$3,132	$

Total assets	39,369

Capital lease obligations, including current portion	1,543

Stockholders’ equity	18,047

(1)	The as adjusted balance sheet data reflect the issuance of common stock in, and the application of the proceeds from, this offering.

RISK FACTORS

      Before you invest in our common stock, you should carefully consider the risks described below. You should also refer to the other information included in this prospectus before you decide to invest in our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and growth prospects could be harmed. In that case, the trading price of our common stock could decline, and you might lose part or all of your investment. Additional risks and uncertainties not presently known to us, or that we currently think are immaterial, may also impair our business operations.

Risks Relating to Our Business

      Our reported net revenues and gross profit are not reliable indicators of our performance.

      The reported net revenues and gross profit included in the financial data in this prospectus may not be reliable indicators of our performance because:

•	From late 1997 through September 2000, we transitioned our business from product based programs, pursuant to which we earned net revenue by purchasing and reselling our clients’ products, to our service fee based program model, pursuant to which we are compensated by our clients for the provision of services. Under the service fee based programs, we neither recognize the product sales as net revenues nor recognize the cost of products sold in our cost of revenues. As a result, the service fee based programs generate substantially less net revenues for a similar value of products sold. Because our net revenues during this transition period were derived from a changing mix of service fee based and product based programs, the inter-period comparability of our total net revenues during the transition is limited.

•	Under the service fee based programs, substantially all direct operating costs related to the generation of net revenues are included in our cost of revenues and, therefore, are taken into account in determining gross profit. Under the product based programs, these same costs are accounted for as operating expenses and, therefore, are not taken into account in determining gross profit. Because of this, the inter-period comparability of our gross profit is limited during our transition to service fee based programs.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Transition from Product Based Programs to Service Fee Based Programs” for a discussion of the change in our business and its effect on the comparability of our financial data.

      We derive a significant portion of our revenues from a few large clients, and the loss of any of these clients could cause our net revenues to decline significantly.

      Our success depends on our continued ability to develop and manage relationships with significant clients. For the nine months ended September 30, 2000, our three largest clients accounted for 80.0% of our net revenues, as follows: Hewlett-Packard — 14.1% (service fees), IBM — 29.8% (service fees), and Toshiba — 36.1% (service fees, product sales and pass through product sales). We cannot be certain that our current significant clients will continue to do business with us, that business from existing clients will continue at the same levels as in previous periods or that we will be able to develop significant amounts of new business with new or existing clients. If we lose any of our significant clients and are unable to replace their business with business from other current or new clients, our revenues could decrease significantly.

      Substantially all of our clients are manufacturers of computers and computer related equipment. If that industry experiences a significant down turn, our revenues could decline.

      Currently, substantially all of our clients are manufacturers of computers and computer related equipment, and almost all of our net revenues have been derived from clients in that industry. Therefore, we are dependent upon the continued growth and financial stability of clients in that industry. If the computer and computer related equipment industry should experience a significant down turn, our net revenues could decline. If our clients’ products do not gain or sustain market acceptance, if computer and computer related equipment demand declines, or if the market shares of our clients decline or fail to grow at historical levels, demand for our services may decline and we may earn lower than expected net revenues.

      We intend to market our services in new industries, and we cannot assure you that we will do so effectively or profitably.

      Part of our strategy is to provide our services to clients in new industries. While we plan on targeting industries with characteristics that we believe make them amenable to our direct marketing solutions, there can be no assurance that companies in any new industry will benefit from our services or that we will make accurate predictions about the readiness of an industry to begin using the direct marketing channel. Additionally, a general economic down turn in any new industry which we enter, or a slow-down or reversal of outsourcing trends, could have a material adverse effect on our business.

      Our client contracts are terminable on short notice, and the termination of any significant client contract could have an adverse effect on results of operations.

      Many of our agreements with our clients are terminable by the client at will on short notice. Therefore, we cannot assure you that our clients will continue to use our services for any extended period of time. Termination of our services by one or more large clients could materially adversely affect our business.

      An important part of our net revenues is based on the amount of clients’ products sold through our MAX system, and our revenues may be affected by changes in our clients’ sales volumes.

      A portion of our net revenues and a substantial portion of our earnings from operations are based on a percentage of the net revenues from the sale of our clients’ products and on the amount of products sold in transactions processed through our MAX system. Therefore, our net revenues and earnings from operations will fluctuate with the volume of products our clients sell in transactions processed through MAX. If we commit to provide services to a client whose business does not generate adequate sales, our business could be materially adversely affected.

      We may not be able to hire, retain and adequately train qualified personnel, which may harm our business.

      Our business and financial results depend in part on our ability to attract, train and retain highly skilled technical, managerial and other employees. Our industry is labor intensive and experiences high sales account executive turnover. In addition, the market for technical personnel, including software programmers, is highly competitive. We significantly invest in the training of our software programmers with respect to our proprietary source code and in the training of our sales account executives. Our inability to retain such personnel or to train them rapidly enough to meet our expanding needs could cause a decrease in the overall quality and efficiency of our staff. If our employee turnover rate increases significantly, our recruiting and training costs could rise and our operating efficiency and productivity could decline.

      We may not be able to hire or retain the necessary personnel to implement our growth strategies. In addition, new clients or expanded services for existing clients may require us to accelerate the recruiting, hiring and training of qualified employees on short notice. We cannot assure you that we will be able to continue to hire, train and retain sufficient qualified personnel to meet our anticipated growth.

      We may not accurately forecast our future requirements for capacity and management and technical employees, which may harm our business.

      We expect the number of clients, programs, industries and products we work with to grow in the near future. In order to handle such growth, we forecast and anticipate our needs for additional facilities, systems and equipment and our need to hire additional management and technical employees. If we incorrectly forecast our needs for facilities, systems, equipment and management and technical employees, we may commit to spend more resources for these items than needed. This may cause us to incur cost without any related increase in net revenues. On the other hand, if we underestimate our needs, we may be unable to provide our clients with our services on a prompt basis or we may be required to obtain additional capacity through more expensive means. The occurrence of these events could cause us to lose clients or programs and could significantly reduce our operating margins or reduce our net revenues.

      We face competition from many sources that could adversely affect our business.

      The market for some of our services is highly competitive and subject to rapid technological advances. We expect the intensity of competition to continue to increase in the future as existing competitors enhance and expand their service offerings and as new participants enter the market. In particular, we expect competitors who previously focused solely on the e-commerce market to expand their services to compete in the broader direct channel market due to recent declines in the e-commerce market. We also experience competition from our clients or potential clients, who are capable or may become capable of performing for themselves the services we provide. Many of our competitors have more financial, personnel, capacity and other resources than we have. As a result, our competitors may be in a stronger position to respond quickly to new market opportunities. Our failure to maintain and enhance our competitive position could limit our ability to maintain or increase our market share, which could adversely affect our business and prospects. Increased competition also may result in price reductions, reduced profitability and loss of market share.

      Our quarterly financial results are subject to significant fluctuations because of many factors, any of which could adversely affect our stock price.

      Our quarterly financial results will vary from quarter to quarter. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. Our net revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are not in our control. These factors include:

•	cancellations or reductions in the scope of our client programs;

•	variability in market demand for our clients’ products and our services;

•	lengthy and unpredictable sales cycles associated with obtaining new clients and programs;

•	our costs associated with upgrading and developing our systems and infrastructure and attracting new personnel in a timely and effective manner;

•	the introduction of new services and technology;

•	the efficiency with which we utilize our employees, plan and manage our existing and new projects, and manage future growth;

•	seasonal buying factors that affect sales of our clients’ products and, consequently, our operating results;

•	change in the mix of service fees and pass through product sales;

•	the effect of changes in the components of our service fee revenues; and

•	general economic conditions.

      We must maintain our reputation and expand our name recognition without our association with Insight to remain competitive.

      We believe that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding our targeted client base. If our reputation is damaged or if potential clients are unfamiliar with us or our services, we may become less competitive or lose our market share. Further, by being a wholly-owned subsidiary of Insight, we have had the benefit of being associated with an identifiable and successful direct marketer of computer hardware and software products. For example, Insight guaranteed our performance of certain obligations under our client contracts and it is anticipated that these guarantees will be terminated upon completion of the spin-off. After the spin-off, we will no longer be associated with Insight and will have to reinforce our individual name recognition and reputation. Moreover, promotion and enhancement of our name will depend largely on our success in providing high quality services. If clients do not perceive our services to be effective or of high quality, or if clients identified with our parent company, Insight, are unwilling to retain us without the benefit of that relationship, our brand name and reputation could be materially and adversely affected.

      We are dependent on our management team.

      Our future success will be largely dependent on the efforts of key management personnel who have extensive experience in the direct marketing industry. The loss of one or more of these key employees could have a material adverse effect on our business.

      If we fail to meet our clients’ expectations, we could lose revenue, incur increased expenses and our reputation could be damaged.

      Our solutions often are critical to our clients’ businesses. Our clients face significant uncertainties in forecasting the demand for their products. Limitations on the size of our facilities and number of our personnel could make it difficult for us to meet clients’ unforecasted demand. In addition, any disruption in our services could adversely affect our clients’ ability to sell their products. Any defects or errors in our solutions, or failure to meet clients’ specifications or expectations, could result in:

•	delayed or lost revenue due to adverse client reaction;

•	requirements to provide additional services to a client at no charge;

•	negative publicity about us and our services, which could adversely affect our brand name and reputation and our ability to attract or retain clients; and

•	claims for substantial damages against us, regardless of our responsibility for such failure, which may not be covered by our insurance policies and which may not be limited by the terms of our client contracts.

Technology Risks

      Our business would be materially adversely affected by the loss of our ability to use MAX.

      We use our proprietary MAX technology as the foundation for the comprehensive suite of services we provide our clients. Our MAX system is a compilation of sophisticated software applications, including a third party software program known as IMS/Forte. We have created certain MAX applications using IMS/Forte as the base to which we have made significant modifications. We own all these modifications, and we license IMS/Forte from Information Management Systems, Inc., a privately held company. We have a broad, perpetual license to IMS/Forte and have the right to use and modify the IMS/Forte source code. We also license from IMS certain ancillary programs necessary for the MAX applications to run on our UNIX servers.

      Loss of our license through third party intervention or invalidity to use this system software or other third party software utilized by us to provide our services, or the misappropriation of the proprietary technology and information comprising our MAX system, would materially impair our ability to provide our services to our clients. In either of these events, our relationship with our existing clients would be adversely affected and we would be exposed to liability, negatively impacting our operating results.

      Our systems may not accommodate substantial growth in our business.

      Our success depends on our ability to handle a large number of transactions for different clients in various service categories. We expect that the volume of transactions will increase significantly as we expand our operations. If this occurs, additional stress will be placed upon our MAX system and our network hardware and software that manages our operations. MAX or our hardware and software systems may not be able to efficiently manage a substantial increase in the number of transactions. If we are not able to maintain an appropriate level of operating performance and scalability, we may develop a negative reputation and our business could be materially adversely effected.

      Our market is subject to rapid technological change and to compete we must continually enhance our computer and technology systems to comply with evolving standards.

      To remain competitive, we must continue to enhance and improve the responsiveness, reliability and features of our services and underlying computer systems. Our industry is characterized by rapid technological advances, changes in user requirements and preferences, frequent new products and services embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. From time to time, we have retained consultants to assist us with developing new technology, including with respect to our MAX system and applications. Our success will depend, in part, on our ability to license or develop new services or improve upon those already offered to our clients. To the extent we continue to retain consultants to help us develop technology, we will be dependent on them and their ability to develop new technology or improve upon what we have. We must continue to address the increasingly sophisticated and varied needs of our clients and respond to technological advances and emerging industry standards on a cost-effective and timely basis. If we are unable to license or develop technology to adapt to changing market conditions, client requirements or emerging industry standards, or if we utilize or acquire technology which proves to be ineffectual, our business could be adversely affected.

      Our business could be adversely affected by a systems or equipment failure.

      Our operations are dependent upon our ability to protect our computer equipment, software and other systems against damage and material failures. Damage or failures could result from fire, power loss, including our back-up power supply, equipment malfunctions, system failures, problems with Internet access or usage, natural disasters and other causes. If natural disasters, accidents or the intentional acts of others interrupt our business or that of our clients, our business could be materially adversely affected. Most of our operations are located at one location, in buildings next to one another, and we do not have duplicate system capabilities at a second location, which increases the risk that damages and failures could materially affect our business operations. In addition, in the event of widespread damage or failures, our disaster recovery and contingency plans and insurance coverage may not be sufficient.

      Any system or equipment failures we experience could also harm our clients’ businesses. In that event, our relationship with these clients may be damaged, we may lose these clients, our ability to attract new clients may be adversely affected and we could be exposed to liability. Interruptions also could result from the intentional acts of others, like so-called hackers. If hackers penetrate our systems, or if computer viruses attack our systems, our computers could fail or our proprietary information could be misappropriated.

      A breach of our internal and other security measures could allow for theft of proprietary information which could reduce demand for our services or subject us to litigation or to liability.

      Our business involves the secure transmission of confidential client information over public networks by our employees. A party who is able to circumvent our security measures could misappropriate proprietary information, such as our clients’ product or pricing information, or interrupt our operations. Any compromise or elimination of our security could jeopardize our client relationships and the confidence of potential clients.

      We may be required to expend significant capital and other resources to protect against security breaches or to address any problems they may cause. Because our activities involve the storage and transmission of proprietary information, such as pricing and product information and credit card numbers, security breaches could occur and could expose us to litigation and possibly liability. Our security measures may not prevent security breaches, and failure to prevent security breaches may disrupt our operations.

     Should we be unable to protect our intellectual property, its value and our competitive position would be significantly impaired.

      We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing agreements, to establish and protect our proprietary rights. We do not have any federally registered copyrights or trademarks. Significant portions of the applications we use as part of our MAX system are proprietary to us. Certain of these applications are the basis on which we create our customized service programs for our clients and are critical to our business. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain and use all or portions of our MAX system or our other technology. We may be unable to detect the unauthorized use of our intellectual property or to take appropriate steps to enforce our intellectual property rights. Policing unauthorized use of our technology is difficult. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Further, enforcing our intellectual property rights could result in the expenditure of significant financial and managerial resources and the success of these efforts cannot be predicted with certainty. Litigation may be necessary in the future to enforce our intellectual property rights. This litigation could be costly and its outcome cannot be predicted with certainty.

      Although we intend to file patent applications where appropriate in the future, we have not filed any United States patent applications with respect to our proprietary technology, nor do we have any patent applications pending. As a result, we currently do not have patented technology that would preclude or inhibit competitors from entering our market. Moreover, we have not patented our technology abroad, nor do we currently have any international patent applications pending. We cannot be certain that future patents, registered trademarks or registered service marks, if any, will be granted or that any future patent, trademark or service mark will not be challenged, invalidated or circumvented. Also, we cannot assure you that rights granted under any future patents, trademarks or service marks will actually provide a competitive advantage to us.

      The technology and intellectual property created for us by our own employees and independent contractors may not be adequately protected pursuant to confidentiality agreements, employment agreements, “work for hire” agreements or access controls. There can be no assurance that a current or former employee or independent contractor will not have grounds to challenge or invalidate our ownership of our intellectual property. Moreover, our competitors may independently develop technologies that are substantially equivalent or superior to ours or may jointly develop these technologies under agreements giving them rights to exploit those technologies.

     Claims that we infringe third party intellectual property rights could result in significant expenses or restrictions on our ability to provide our services.

      In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies used in our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, and divert the efforts of our technical and management personnel. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction against use of our proprietary or licensed systems. Moreover, we have not obtained a business method patent concerning our business model or methodology. In recent years there has been a substantial increase in the number of patent applications for business methods, particularly in connection with e-commerce business methodologies. Only a limited number of patents have been issued to date and, therefore, the potential scope of these business method patents is not known. A successful claim of patent or other intellectual property infringement against us, including with respect to our business method, could materially adversely affect our business.

Risks Relating to Our Spin-Off from Insight

     Our business and the market for our stock may be materially adversely affected if Insight does not complete the spin-off of Direct Alliance.

      There are various conditions which must be satisfied prior to the completion of the spin-off. See “Proposed Spin-off from Insight.” One of the material conditions is the issuance of an IRS ruling that the transaction qualifies as a tax-free distribution for federal income tax purposes. We cannot assure you whether or when any of the conditions will be satisfied. If the conditions are not satisfied and, consequently, the spin-off does not occur, we will continue to be controlled by Insight. If that occurs, the price of our shares of common stock in the public market could be adversely affected because of the uncertainty as to if and how the shares held by Insight would be sold to the public. This would, in turn, adversely affect potential benefits offered by employee equity incentive programs, such as employee stock options. In addition, we believe that control by Insight may limit our ability to market our services to potential clients outside of the computer hardware and software industry and even within the industry to competitors of Insight. Even if the conditions to the spin-off are satisfied, including the issuance of a favorable IRS ruling, we cannot assure you when the spin-off will occur, if at all, or whether we will obtain any of the contemplated benefits.

     If we are unable to obtain third party consents to the spin-off, our ability to conduct our business as currently conducted could be materially adversely affected.

      The spin-off and related transactions could result in a violation of some of our existing contractual or licensing arrangements or require the consent of a third party to transfer these arrangements to us. In certain situations, an amendment, consent or waiver from third parties, such as from clients, will be required. Our failure to obtain any material consent could have a material adverse effect on our business.

     If the spin-off is not a legal dividend, it could be held invalid by a court.

      The dividend which effects the spin-off is subject to Delaware corporate law. We cannot assure you that a court will not later determine that the spin-off was invalid under Delaware law and reverse the spin-off. The resulting complications and cost could have a material adverse effect on our business.

     Insight will control the outcome of stockholder voting as long as it owns a majority of our common stock and, until the spin-off, may exercise its voting power in a manner adverse to you.

      After the completion of this offering, Insight will own approximately      % of our outstanding shares of common stock, or approximately      % if the underwriters exercise their over-allotment option in full. As long as Insight owns a majority of our outstanding common stock, it will continue to be able to elect our entire board of directors, appoint management and generally be able to determine, including by written consent, the outcome of all corporate actions requiring stockholder approval. As a result, Insight will be in a position to continue to control all matters affecting us, including:

•	a change of control of our company, including a merger;

•	the acquisition or disposition of our assets;

•	future issuances of our common stock or other securities;

•	the incurrence of debt by our company;

•	the payment of dividends on our common stock; and

•	some determinations with respect to the treatment of items in our tax returns which are consolidated or combined with Insight’s tax returns.

      All of our assets are subject to a security interest related to Insight’s $100 million credit facility. It is intended that this security interest will be released upon the effectiveness of the spin-off. Should Insight’s business significantly deteriorate before the effective date of the spin-off, Insight would be able to use funds generated by our business to offset this decline. Moreover, there can be no assurance that the security interest on all of our assets will be released.

      Due to the factors discussed above, Insight’s ability to control our company may cause our common stock to trade at a lower price than it would if Insight did not own a controlling interest in our company.

     The terms of the spin-off will be negotiated in the context of a parent-subsidiary relationship.

      Insight will own a majority of our common stock until the spin-off. As long as Insight is a majority stockholder, it will be able to dictate and approve the terms of the spin-off. We cannot assure you that the terms of the spin-off will be negotiated to our benefit.

     Two of our seven directors may have conflicts of interest because they are also directors of Insight or own significant amounts of Insight’s stock.

      Two members of our board of directors are directors and executive officers of Insight and as of September 30, 2000 together own 7.9% of Insight’s common stock. These directors will have obligations to both companies and may have conflicts of interest with respect to matters potentially or actually involving or affecting us, such as acquisitions and other corporate opportunities that may be suitable for both Insight and us. In addition, after this offering and the proposed spin-off, these directors will continue to own significant amounts of Insight’s common stock and options with respect to Insight’s common stock they acquired as employees of Insight. This ownership could create, or appear to create, potential conflicts of interest when these directors are faced with decisions that could have different implications for Insight and us.

     In certain circumstances, Insight is our competitor, and we may have conflicts of interest with Insight.

      We compete on behalf of some of our clients with Insight. Additionally, until the spin-off is complete, Insight will be our controlling stockholder. As a result, conflicts of interests may arise between us and Insight. We cannot assure you that we will be able to resolve any potential conflicts or that, if resolved, they will be resolved in our favor.

      We currently have and, after this offering and the proposed spin-off, will continue to have for a limited time, various interim and ongoing agreements with Insight. As a result, conflicts of interest may arise between Insight and us in a number of areas relating to our past and ongoing relationships, including:

•	the nature, quality and pricing of the interim services Insight has agreed to provide to us;

•	litigation, tax, employee benefits and other matters arising from our separation from Insight;

•	prior to the spin-off, sales or distributions by Insight of all or any portion of its ownership interest in us; and

•	prior to the spin-off, Insight’s ability to control the management and affairs of our company.

      We cannot assure you that we will be able to resolve any conflicts we may have with Insight or, if we are able to do so, that the resolution will be as favorable as if we were dealing with an unaffiliated party. The agreements we will enter into with Insight may be amended by mutual agreement of the parties. While we are controlled by Insight, it may be able to require us to agree to amendments to these agreements that may be unfavorable to us.

      We have potential liability to Insight for tax indemnification obligations if the spin-off does not qualify as a tax-free distribution.

      Insight announced that it plans to complete the spin-off late in 2001. We will be required to indemnify Insight for any tax liability it suffers arising out of our actions, or certain circumstances that may exist, before or after the spin-off that would cause the spin-off to lose its qualification as a tax-free distribution for federal income tax purposes. If the spin-off fails to qualify as a tax-free distribution, the distribution would be treated as a sale of our assets at fair market value and a dividend to stockholders, causing Insight to incur substantial federal income tax, which currently would be imposed at a 38.2% rate. If we are required to indemnify Insight for this federal income tax liability, it could have a material adverse effect on our business.

Risks Relating to This Offering

      Our common stock has not traded publicly, and the market price of our common stock may decline after this offering.

      Prior to this offering, there has not been a public market for our common stock. The public offering price of our common stock was determined by negotiations among representatives of the underwriters and us, and may not be indicative of the market price of our common stock after this offering. For a discussion of the factors to be considered in determining the public offering price, see “Underwriting.” We cannot assure you that an active public market will develop or be sustained after this offering or that the market price of our common stock will not decline below the public offering price.

      Our stock price could fluctuate significantly after this offering.

      The market price of our common stock could fluctuate significantly after the offering. Factors that could affect our stock price include:

•	economic and stock market conditions generally and specifically as they may impact participants or competitors in our industry;

•	earnings and other announcements by, and changes in market evaluations of, participants in our industry;

•	changes in financial estimates and recommendations by securities analysts following our stock;

•	strategic moves by us or our competitors, such as acquisitions; and

•	actions by Insight prior to the proposed spin-off of our common stock.

      In addition, the securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to their operating performance.

      Sales of substantial amounts of our common stock in the open market could cause our stock price to decline.

      After this offering, we will have                      shares of common stock outstanding. This includes the                      shares of common stock we are selling in this offering, which may be resold in the public market immediately after this offering. The remaining                      shares, representing approximately      % of our total outstanding shares of common stock following this offering, will be owned by Insight. If Insight distributes these shares to its stockholders through the proposed spin-off, all these shares, except those held by our affiliates, would be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of our common stock will be sold in the open market in anticipation of, or following, this spin-off. Insight has the sole discretion to determine the timing, structure and the terms of the spin-off, all of which may affect the trading levels of our common stock. Any sales of substantial amounts of our common stock in the open market, or the perception that these sales might occur, whether as a result of the spin-off or otherwise, could cause the market price for our common stock to decline. See “Shares Eligible for Future Sale.”

      Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company, which could decrease the value of your shares.

      Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include a classified board of directors and limitations on actions by our stockholders by written consent. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Our certificate of incorporation also imposes some restrictions on mergers and business combinations between us and any holder of 5% or more of our outstanding common stock. For a more detailed discussion of these provisions, see “Description of Capital Stock — Anti-Takeover Effects of Provisions of Our Charter and Bylaws and Delaware Law.”

      We will have broad discretion over the use of the net proceeds of this offering, and may not use the proceeds in ways that benefit us.

      Other than the repayment of our intercompany payable to Insight and the purchase of real property from Insight, we intend to use all of the net proceeds of this offering for general corporate purposes. Our management will have broad discretion in determining how to use these funds. If our use of these funds does not increase our cash flows from operations, our liquidity and capital resources could be adversely affected. See “Use of Proceeds.”

      Investors in this offering will experience immediate and substantial dilution.

      Investors purchasing common stock in this offering will incur immediate and substantial dilution in net tangible book value per share. Assuming our sale of the                      shares of common stock in this offering at an assumed initial public offering price of $      per share, the deduction of the underwriting discount and estimated offering expenses and the application of the net proceeds, our net tangible book value as of September 30, 2000 would have been $          , or $      per share of common stock. This represents an immediate dilution of $      per share to new investors. To the extent that outstanding options or other rights to acquire our common stock are exercised, further dilution will occur.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to:

•	our business strategy;

•	the market opportunity for our services, including the willingness of businesses in other industries to implement and outsource direct marketing solutions;

•	our plans to hire additional personnel with the appropriate qualifications;

•	our forecasts of our capital requirements, client program needs and needs for additional financing;

•	competition in our business;

•	the effects of system failures and rapid changes in technology; and

•	our spin-off from Insight.

      In some cases, you can identify forward-looking statements by the use of words like “may,” “will,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. In addition, all of the non-historical information herein is forward-looking. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these risks and uncertainties, you should not place undue reliance on the forward-looking statements. We discuss many of these risks and uncertainties in greater detail under the heading “Risk Factors.” Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

      You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all our forward-looking statements by these cautionary statements.

PROPOSED SPIN-OFF FROM INSIGHT

      We are a wholly-owned subsidiary of Insight, a computer hardware and software direct marketer. After completion of this offering, Insight will own approximately   % of the outstanding shares of our common stock, or approximately   % if the underwriters exercise their over-allotment option in full.

The Proposed Spin-off

      Insight has announced that it intends to complete the spin-off late in 2001, by distributing to its stockholders all of the shares of our common stock it then holds. We refer to this distribution as the “spin-off.”

      Because there are conditions effecting the spin-off, Insight has advised us that it has not yet definitively determined whether and when it expects to complete the spin-off. These conditions include:

•	Receipt by Insight of a ruling by the Internal Revenue Service that, among other tax consequences of the transaction, the spin-off will qualify as a tax-free distribution for federal income tax purposes and will not result in the recognition of a taxable gain or loss for federal income tax purposes to Insight or its stockholders. Insight expects to submit its ruling request to the IRS in January 2001, and it generally takes four to six months to receive a ruling from the IRS. Whether a favorable ruling will be issued depends upon a number of determinations that are based on the particular facts and circumstances of Insight and our company. Although we believe that these determinations will be made favorably to Insight, there is no guarantee that Insight will receive a favorable ruling.

•	Receipt of all necessary consents to consummate the spin-off.

•	Absence of court orders, injunctions, decrees, regulations or other legal restraint prohibiting or restricting the completion of the spin-off.

•	Absence of events or developments after the closing of this offering that, in the sole judgment of Insight, would result in the spin-off having a materially adverse effect on Insight, us, or stockholders of either company.

      Although Insight has announced that it presently intends to complete the spin-off, it is not obligated to do so and can abandon the spin-off in its sole discretion.

Benefits of the Spin-off

      We believe we will realize certain benefits from our separation from Insight, including the following:

•	Greater Strategic Focus. As a result of having our own board of directors and separate management team, we expect to have a sharper focus on our business and strategic opportunities. We will also have greater ability to modify business processes to better fit the needs of our clients.

•	Efficient Access to Capital Markets. We believe that capital can be raised by us more efficiently through an offering of our stock rather than through an offering of Insight stock. This is because we believe that companies, such as Direct Alliance, which provide outsourced integrated direct market solutions to manufacturers will be valued in the public market at a generally higher valuation than direct market computer hardware and software resellers, such as Insight. This advantage in large part depends on the market’s perception that Insight will spin-off our company, and any indication to the contrary may adversely affect the value of our stock in the public market because of the uncertainty as to if, when and how the shares held by Insight would be sold or distributed to the public.

•	Competition. We believe that our ability to market our services to new industries is hampered by Insight’s ownership of us. Potential clients may view our services as applicable only to the computer hardware and software direct marketing industry. Additionally, because many of our clients compete with Insight and because we believe this competition will increase, we believe that our separation from Insight will eliminate client concerns regarding potential business conflicts and the potential disclosure of proprietary information.

•	Direct Incentives for Employees. We expect that the motivation of our employees and the focus of our management will be strengthened by incentive compensation programs tied to the market performance of our stock. The separation will allow direct incentives for our employees and management. As a separate, publicly traded company after the spin-off, we will be able to implement stock-based compensation plans for our employees and management, which will be focused entirely on the successful results and achievements of our business. We believe this will enhance our ability to attract and retain qualified personnel.

Separation and Transitional Arrangements

      Upon the completion of this offering, we will enter into a separation and distribution agreement with Insight, which will govern the separation of our business from Insight, and a tax indemnification and allocation agreement, which will govern the allocation of tax liability between us and Insight. The separation and distribution agreement will provide for additional agreements to be entered into at the time of the spin-off, including an employee benefits agreement, an interim administrative services agreement and an insurance matters agreement.

      The agreements relating to our separation from Insight will be made in the context of a parent-subsidiary relationship and will be negotiated in the overall context of our separation from Insight. For more information regarding the separation arrangements, see “Certain Transactions.”

USE OF PROCEEDS

      We estimate that our net proceeds from this offering will be approximately $     million based on an assumed initial public offering price of $     per share and after deducting the estimated underwriting discount and offering expenses. If the underwriters exercise their over-allotment option in full, our net proceeds are estimated to be $       million.

      We anticipate using approximately $6.0 million of the net proceeds from this offering to repay an intercompany payable to Insight which is payable on demand and accrues interest at the London Interbank Offered Rate (LIBOR) plus 0.80%, which was 7.42% as of September 30, 2000, the proceeds of which were used to purchase our facility located at West Carver Drive, Tempe, Arizona. We also anticipate using approximately $1.5 million of the net proceeds to purchase our facility located at South Hardy Drive, Tempe, Arizona from Insight in connection with which we also will assume or refinance the mortgage related to this property, which had a balance of $4.5 million as of September 30, 2000. The balance of the net proceeds will be used to provide funds for general corporate purposes, including operational, development and working capital. In addition, we may use a portion of the net proceeds of this offering to acquire or invest in complementary technologies or businesses. We are not currently a party to any agreements or understandings with respect to any future acquisitions or investments. Pending the foregoing uses, we intend to invest the net proceeds from this offering in short-term, interest bearing, investment grade marketable securities.

      We cannot currently identify all of the specific uses for a substantial portion of the net proceeds from this offering. Accordingly, our management will have broad discretion in applying the net proceeds from this offering.

DIVIDEND POLICY

      We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings to fund the growth and development of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors deems relevant.

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2000:

•	on an actual basis; and

•	as adjusted to reflect:

—	the sale by us of shares of common stock in this offering at an assumed initial public offering price of $ per share, after deducting underwriting discounts and estimated offering expenses;

—	the repayment of our intercompany payable to Insight that as of September 30, 2000 was approximately $6.0 million, with a portion of the estimated proceeds from this offering; and

—	our purchase from Insight of our South Hardy Drive facility for $6.0 million, which we will pay using $1.5 million of net offering proceeds and assuming or refinancing $4.5 million in mortgage debt.

      This information excludes shares of common stock which may be issued pursuant to the following options granted under our 2000 Long-Term Incentive Plan:

•	3,410,000 shares issuable upon exercise of outstanding options at a weighted average exercise price of $1.42 per share; and

•	shares subject to options which we expect to grant to our employees upon the spin-off to replace unvested options to acquire Insight common stock which will expire upon the spin-off. The actual number of shares issuable under these replacement options will not be determined until the effective date of the spin-off and will be based on the relative market prices of the Insight and Direct Alliance common stock at that time. See “Management — Treatment of Insight Stock Options.”

	September 30, 2000

	Actual	As Adjusted

	(in thousands)

Cash and cash equivalents	$—	$

Due to Insight	6,028		—

Capital lease obligations, including current portion	1,543		1,543

Mortgage debt	—		4,477

Stockholders’ equity:

Preferred stock, $.01 par value per share, 10,000,000 shares authorized, none issued and outstanding	—		—

Common stock, $.01 par value per share, 100,000,000 shares authorized, 30,000,000 issued and outstanding actual, and issued and outstanding as adjusted	10

Additional paid in capital	—

Retained earnings	18,037		18,037

Total stockholders’ equity	18,047

Total capitalization	$25,618	$

DILUTION

      Our net tangible book value as of September 30, 2000 was approximately $18.0 million, or $     per share of common stock. Net tangible book value per share represents the amount of our total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding.

      After giving effect to the sale of           shares of our common stock in this offering at an assumed public offering price of $     per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our net tangible book value as of September 30, 2000 would have been $       million, or $     per share. This represents an immediate increase in the net tangible book value per share of $          to Insight, our sole pre-offering stockholder, and an immediate dilution of $     per share to new investors in this offering, as illustrated by the following table:

Assumed initial public offering price per share		$

Net tangible book value per share before this offering	$

Increase per share attributable to new investors

Net tangible book value per share after this offering

Dilution per share to new investors		$

      The following table summarizes as of September 30, 2000, the differences between the total consideration paid and the average price per share paid by Insight and by the new investors with respect to the number of shares of common stock purchased from us based on an assumed public offering price of $ per share, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share

	Number	Percent	Amount	Percent

Insight (sole existing stockholder)		%	$	%	$

New investors

Total		100%	$	100%

SELECTED CONSOLIDATED FINANCIAL DATA

      You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected consolidated financial data presented below as of December 31, 1999 and September 30, 2000 and for each of the years in the two-year period ended December 31, 1999 and the nine-month period ended September 30, 2000 are derived from our consolidated financial statements which have been audited by KPMG LLP, independent certified public accountants, and are included as part of this prospectus. In the opinion of management, the unaudited consolidated financial statements for the nine-month period ended September 30, 1999 and the years ended December 31, 1995, 1996 and 1997 from which the unaudited financial data below is derived, include all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for such periods.

      Our historical financial information may not necessarily reflect our results of operations or financial position in the future. The net revenues and gross profit included in the consolidated financial data below may not be reliable indicators of our performance because:

•	From late 1997 through September 2000, we transitioned our business from product based programs, pursuant to which we earned net revenue by purchasing and reselling our clients’ products, to our service fee based program model, pursuant to which we are compensated by our clients for the provision of services. Under the service fee based programs, we neither recognize the product sales as net revenues nor recognize the cost of products sold in our cost of revenues. As a result, the service fee based programs generate substantially less net revenues for a similar value of products sold. Because our net revenues during this transition period were derived from a changing mix of service fee based and product based programs, the inter-period comparability of our total net revenues during the transition is limited.

•	Under the service fee based programs, substantially all direct costs related to the generation of net revenues are included in our cost of revenues and, therefore, are taken into account in determining gross profit. Under the product based programs, these same costs are accounted for as operating expenses and, therefore, are not taken into account in determining gross profit. Because of this, the inter-period comparability of our gross profit is limited during our transition to service fee based programs.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Transition from Product Based Programs to Service Fee Based Programs” for a discussion regarding the change in our business model and its effect on the comparability of our financial data.

								Nine Months Ended
	Years Ended December 31,							September 30,

	1995	1996	1997	1998		1999		1999		2000

	(unaudited)	(unaudited)	(unaudited)					(unaudited)

	(in thousands, except per share data and share amounts)

Consolidated Statements of Earnings Data:

Net revenues:

Service fees	$—	$—	$574		$6,834		$39,653		$25,682		$47,688

Product sales	24,372	35,957	47,914		82,480		58,381		51,705		26,887

Pass through product sales	—	—	755		2,823		5,776		4,796		7,941

Total net revenues	24,372	35,957	49,243		92,137		103,810		82,183		82,516

Cost of revenues:

Service fees	—	—	228		4,439		27,839		17,804		36,091

Product sales	19,397	29,326	40,436		73,563		53,345		47,345		24,519

Pass through product sales	—	—	755		2,823		5,803		4,818		7,957

Total cost of revenues	19,397	29,326	41,419		80,825		86,987		69,967		68,567

Gross profit	4,975	6,631	7,824		11,312		16,823		12,216		13,949

Operating expenses	3,320	4,740	5,042		7,199		7,955		5,919		5,705

Earnings from operations	1,655	1,891	2,782		4,113		8,868		6,297		8,244

Non-operating expense (income), net	122	22	5		135		332		220		(319)

Earnings before income taxes	1,533	1,869	2,777		3,978		8,536		6,077		8,563

Income tax expense	607	738	1,113		1,558		3,260		2,321		3,262

Net earnings	$926	$1,131	$1,664		$2,420		$5,276		$3,756		$5,301

Earnings per share:

Basic				$		$		$		$

Diluted				$		$		$		$

Shares used in per share calculations:

Basic

Diluted

	As of December 31,					As of September 30,

	1995	1996	1997	1998	1999	1999	2000

	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)

	(in thousands)

Consolidated Balance Sheet Data:

Working capital	$1,792	$3,047	$4,564	$5,697	$8,167	$7,550	$3,132

Total assets	10,463	10,365	9,296	19,106	26,756	30,667	39,369

Current portion of capital lease obligations	—	—	—	—	260	261	366

Capital lease obligations, less current portion	—	—	—	—	1,034	1,094	1,177

Stockholders’ equity	2,255	3,386	5,050	7,470	12,746	11,226	18,047

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ substantially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

      We provide marketing, sales and supply chain services using state-of-the-art proprietary technology, infrastructure and processes to enable manufacturers of brand name products to directly access customers and support existing sales channels in a cost-effective, timely and highly scalable manner. We operate as a “virtual division” of our clients, and provide a comprehensive range of services, from customer acquisition to returns management, including demand generation marketing, direct sales management, Internet enablement, product fulfillment and transaction management.

      Our service fee revenues are composed of a combination of the following:

•	fees based on a percentage of client product sales processed through our MAX transaction management system, whether or not such sales are generated by our services, and which are subject to client guarantees of minimum sales volumes in some instances;

•	fixed monthly fees;

•	fees to recover our costs for ongoing services, such as dedicated sales and other personnel, benefits, facility utilization, supplies, telephone service and freight charges;

•	fees for specific projects, such as marketing programs, Internet infrastructure development and customization of client transaction management systems.

      We price our service fees on the basis of various factors, including the volume, scope and complexity of services provided, the level of client integration required, the degree of customization, the length of the contract and other factors. All direct costs related to the provision of these services are included in our cost of revenues.

      We also generate net revenues from the purchase and immediate resale of various products to our clients for ultimate client resale to their customers. We do this as an accommodation to our clients for their convenience. The sales revenues from these products are included in our net revenues as pass through product sales and our cost of revenues includes our purchase price of the products.

Transition from Product Based Programs to Service Fee Based Programs

      Prior to 1998, substantially all of our client contracts were product based programs pursuant to which our net revenue was earned by purchasing and reselling our clients’ products from inventory. Under these programs, in addition to performing sales and other services for our clients, we took title to the products and assumed the credit risk associated with sales to the end user. Accordingly, the net revenues from product sales were included in our net revenues and the cost of products sold was included in our cost of revenues. In late 1997, we began to transition our business from product based programs to our service fee based program model pursuant to which we are compensated for the provision of services. Because we do not take title to the products or bear the credit risk associated with sales to the end user under these programs, we neither recognize the product sales as net revenues nor recognize the cost of products sold in our cost of revenues. We completed this transition from product based programs to service fee based programs as of September 30, 2000.

      As a result of this transition, the inter-period comparability of our total net revenues for 1997 through 2000 is limited. This is because net revenues derived from product based programs are substantially higher than net revenues derived from service fee based programs for a similar value of products sold.

      The period-to-period changes in our level of business activity can be measured by the amount of client sales processed through our MAX system. This measure is independent of whether sales are associated with product based programs or service fee based programs and is a relevant measure before, during and after our transition to service fee based programs. Set forth below is a sales index which shows the relative total dollar volume of, and year to year percentage increase in, client product sales processed through MAX for the indicated periods, using 1998 total dollar volume as the base.

	Years Ended December 31,

	1998	1999	2000

Sales Index	1.00	2.58

Annual Increase	N/A	158%

Gross Profit Comparisons

      The transition from late 1997 through September 30, 2000 from product based programs to service fee based programs also affects the inter-period comparability of our gross profit, both in dollar terms and as a percentage of net revenues. Total gross profit during the transition is affected because:

•	under product based programs, we included product sales revenues in our net revenues and included the costs of the products sold in our cost of revenues, and we accounted for operating costs, such as the cost of sales personnel, telephone service and the like, as operating expenses;

•	under service fee based programs, we included the service fees in revenues and included all direct operating costs of providing the services in our cost of revenues, such as the cost of sales personnel, telephone service and the like.

      Because of this, under service fee based programs a substantial portion of our direct operating costs is included in cost of revenues and, therefore, is taken into account in determining gross profit, while under product based programs those same costs are accounted for as operating expenses and, therefore, are not taken into account in determining gross profit. During the transition, gross profit was derived from a changing mix of product based programs and service fee based programs. Accordingly, it is not useful to compare gross profit in a period during the transition with gross profit in any other period before, during or after the transition.

      For the same reasons, it is not useful to compare gross profit as a percentage of net revenues between a period during the transition and any other period before, during or after the transition. The usefulness of this measure is further limited because gross profit as a percentage of net revenues is substantially lower for product based programs than for service fee based programs.

      We believe that our earnings from operations, rather than gross profit, is a more appropriate measure of our financial performance during the transition from product based programs to service fee based programs. In the future, we believe that gross profit dollars will be a useful measure of our financial performance. Gross profit as a percentage of net revenues, however, will vary from period to period in the future and may not be a useful measure of our financial performance due to the varying level of direct costs associated with each client program, all of which we strive to recover, and all of which are included in both our service fee revenues and our cost of revenues.

Insight Shared Services

      We receive general management allocation and some administrative services from Insight, including financial, tax and legal services and, insurance and employee benefit plan administration. We record specific expenses for these services where the service and the cost are identifiable. For other services, we record expenses for a pro rata share of Insight’s total costs for the services, determined on the basis of our share of Insight’s total consolidated gross profit. After completion of this offering, we will eliminate certain of these shared services, and continue others until the spin-off. Our actual costs to replace these services may be greater than our historic cost of acquiring them from Insight.

Results of Operations

      The following table sets forth for the periods indicated the percentage of net revenues of certain line items included in our consolidated statements of earnings data:

				Nine Months Ended
	Years Ended December 31,			September 30,

	1997	1998	1999	1999	2000

	(unaudited)		(unaudited)

Net revenues:

Service fees	1.2%	7.4%	38.2%	31.3%	57.8%

Product sales	97.3	89.5	56.2	62.9	32.6

Pass through product sales	1.5	3.1	5.6	5.8	9.6

Total net revenues	100.0	100.0	100.0	100.0	100.0

Cost of revenues	84.1	87.7	83.8	85.1	83.1

Gross profit	15.9	12.3	16.2	14.9	16.9

Operating expenses	10.3	7.8	7.7	7.2	6.9

Earnings from operations	5.6	4.5	8.5	7.7	10.0

Non-operating expense (income), net	0.0	0.2	0.3	0.3	(0.4)

Earnings before income taxes	5.6	4.3	8.2	7.4	10.4

Income tax expense	2.2	1.7	3.1	2.8	4.0

Net earnings	3.4%	2.6%	5.1%	4.6%	6.4%

Quarterly Results

      The following table sets forth certain quarterly unaudited consolidated statements of earnings data for the quarters indicated below:

	Quarters Ended

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	1999	1999	1999	1999	2000	2000	2000

	(in thousands)

Net revenues:

Service fees	$5,476	$8,598	$11,607	$13,972	$13,183	$15,839	$18,666

Product sales	14,097	16,910	20,699	6,675	6,131	7,237	13,519

Pass through product sales	1,592	1,426	1,778	980	535	2,233	5,173

Total net revenues	21,165	26,934	34,084	21,627	19,849	25,309	37,358

Cost of revenues:

Service fees	4,167	5,690	7,946	10,036	10,051	12,224	13,816

Product sales	12,598	15,530	19,218	5,999	5,386	6,475	12,658

Pass through product sales	1,595	1,433	1,790	985	543	2,237	5,177

Total cost of revenues	18,360	22,653	28,954	17,020	15,980	20,936	31,651

Gross profit	2,805	4,281	5,130	4,607	3,869	4,373	5,707

Operating expenses	1,854	1,788	2,277	2,036	1,324	1,830	2,551

Earnings from operations	951	2,493	2,853	2,571	2,545	2,543	3,156

Non-operating expense (income), net	47	63	109	113	(58)	(129)	(132)

Earnings before income taxes	904	2,430	2,744	2,458	2,603	2,672	3,288

Income tax expense	345	928	1,048	939	987	1,020	1,255

Net earnings	$559	$1,502	$1,696	$1,519	$1,616	$1,652	$2,033

      Our quarterly results are subject to fluctuations. Quarterly results can fluctuate as a result of a number of factors, including: cancellations or reductions in the scope of our client programs; variability in market demand for our clients’ products and our services; lengthy and unpredictable sales cycles associated with obtaining new clients and programs; our costs associated with upgrading and developing our systems and infrastructure and attracting new personnel in a timely and effective manner; the introduction of new services and technology; the efficiency with which we utilize our employees, plan and manage our existing and new projects, and manage future growth; seasonal buying factors that affect sales of our clients’ products and consequently, our operating results; change in the mix of service fees and pass through product sales; and general economic conditions.

Comparison of the Nine Months ended September 30, 2000 and September 30, 1999 (unaudited)

  Net Revenues

      Service Fees. Net revenues from service fees increased $22.0 million, or 85.7%, to $47.7 million for the nine months ended September 30, 2000 from $25.7 million for the nine months ended September 30, 1999. Approximately $1.5 million of this increase was due to the conversion of an existing product based program to a service fee based program. Substantially all of the remaining increase was due to the growth of programs for existing clients. Service fees were 57.8% of total net revenues for the nine months ended September 30, 2000, compared to 31.3% of total revenues for the nine months ended September 30, 1999.

      Product Sales. Net revenues from product sales decreased $24.8 million, or 48.0%, to $26.9 million for the nine months ended September 30, 2000 from $51.7 million for the nine months ended September 30, 1999. Substantially all of this decrease resulted from the expiration of product based programs which were not renewed, either because the client did not wish to convert to a service fee based program or because the program was not compatible with a service fee structure.

      Pass Through Product Sales. Net revenues from pass through product sales under service fee based programs increased $3.1 million, or 65.6%, to $7.9 million for the nine months ended September 30, 2000 from $4.8 million for the nine months ended September 30, 1999, primarily due to the increase in the number of clients participating in service fee based programs.

      Total Net Revenues. Overall net revenues increased $333,000, or 0.4%, to $82.5 million for the nine months ended September 30, 2000, from $82.2 million for the nine months ended September 30, 1999. The growth in net revenues was limited by the transition to service fee based programs from product based programs. As discussed above, net revenues from service fee based programs are substantially lower than from product based programs for a similar amount of goods sold.

  Gross Profit

      Overall gross profit increased $1.7 million, or 14.2%, to $13.9 million for the nine months ended September 30, 2000, from $12.2 million for the nine months ended September 30, 1999. Gross profit from service fee based programs increased $3.7 million or 47.2%, to $11.6 million for the nine months ended September 30, 2000, from $7.9 million for the nine months ended September 30, 1999. This was partially offset by the decrease in gross profit from product based programs of $2.0 million, or 46.2%, to $2.4 million for nine months ended September 30, 2000, from $4.4 million for the nine months ended September 30, 1999.

  Operating Expenses

      Operating expenses decreased $214,000, or 3.6%, to $5.7 million for the nine months ended September 30, 2000 from $5.9 million for the nine months ended September 30, 1999. This reduction resulted primarily from our transition to service fee based programs from product based programs. Under service fee based programs, all direct costs relating to generation of the fees are included in our cost of revenues, and not in operating expense as is the case under product based programs. As a percentage of total net revenues, operating expenses decreased from 7.2% for the nine months ended September 30,

1999, to 6.9% for the nine months ended September 30, 2000. The percentage for these two periods are not directly comparable because of the differing mix of service based and product based programs in the two periods and the different accounting treatment of direct costs between the two programs. Operating expenses for the nine months ended September 30, 2000 included investments to enhance our scalability and service offerings through increased breadth and depth of management and technical staff. These types of expenses are not a direct cost related to the generation of net revenues under existing contracts and therefore were not included in cost of revenues. Additionally, operating expenses in the 2000 period include a $132,000 charge for the automatic early vesting of restricted common stock issued by Insight to certain of our employees, which vesting occurred when Insight’s stock closed above $29.33 on May 15, 2000.

  Earnings From Operations

      Earnings from operations increased $1.9 million, or 30.9%, to $8.2 million for the nine months ended September 30, 2000, from $6.3 million for the nine months ended September 30, 1999. This was primarily due to the 79.8% growth in service fees under programs with existing clients.

  Non-Operating Expense (Income), Net

      Non-operating expense (income), net, which consists of interest expense, net of interest income, improved to interest income, net, of $319,000 for the nine months ended September 30, 2000, from an interest expense, net, of $220,000 for the previous nine-month period. Interest expense was attributable primarily to our capital leases and our intercompany balance with Insight, which was offset by an allocation from Insight for its cash management interest income. Starting in the year 2000, interest income was allocated by Insight to its subsidiaries on a pro-rata basis. The amount of this interest allocation for the nine months ended September 30, 2000 was $380,000.

  Income Tax Expense

      Our effective tax rate was 38.1% and 38.2% for the nine months ended September 30, 2000 and 1999, respectively. These tax rates reflect tax advantages afforded under Arizona’s tax code for product sales shipped out of state. We expect our stand alone effective rate for 2001 to increase to 40.2% because of our transition from product based programs to service fee based programs.

1999 Compared to 1998

  Net Revenues

      Service Fees. Net revenues from service fees increased $32.8 million, or 480%, to $39.7 million in 1999 from $6.8 million in 1998. Approximately $20.3 million of this increase was due to the growth of service fees from existing programs and the remainder was due to the addition of new programs and new clients in 1999. Service fees were 38.2% of total revenues for 1999, compared to 7.4% of total net revenues for 1998.

      Product Sales. Net revenues from product sales decreased $24.1 million, or 29.2%, to $58.4 million in 1999, from $82.5 million in 1998. The decrease was largely the result of expiration of product based programs which were not renewed, either because the client did not wish to convert to a service fee based program or because the program was not compatible with a service fee structure.

      Pass Through Product Sales. Net revenues from pass through product sales under service fee based programs increased $3.0 million, or 105%, to $5.8 million in 1999, from $2.8 million in 1998, due to an increase in the use of this service by one client.

      Total Net Revenues. Overall net revenues increased $11.7 million, or 12.7%, to $103.8 million in 1999 from $92.1 million in 1998. The growth in net revenues was limited by the transition to service fee based programs from product based programs. As discussed above, net revenues from service fee based programs are substantially lower than from product based programs for a similar amount of goods sold.

  Gross Profit

      Overall gross profit increased $5.5 million, or 48.7%, to $16.8 million in 1999, from $11.3 million in 1998. Gross profit from service fee based programs increased $9.4 million or 393%, to $11.8 million in 1999, from $2.4 million in 1998, primarily as a result of the growth in existing service fee based programs and the addition of new service fee based programs and new clients. This was partially offset by the decrease in gross profit from product based programs of $3.9 million, or 43.5%, to $5.0 million in 1999, from $8.9 million in 1998, which resulted from the reduction of product based programs and, to a lesser extent, industry wide pricing pressure in the computer and computer related equipment markets.

  Operating Expenses

      Operating expenses increased $800,000, or 10.5%, to $8.0 million in 1999 from $7.2 million in 1998. This increase resulted primarily from investments that we made in personnel to expand and improve our service offering and technologies. These types of expenses are not a direct cost related to the generation of net revenues under existing contracts and therefore were not included in cost of revenues. As a percentage of net revenues, operating expenses decreased from 7.8% in 1998 to 7.7% in 1999. The percentage for these two periods are not directly comparable because of the differing mix of service fee based and product based programs in the two periods and the different accounting treatment of direct costs between the two types of programs.

  Earnings From Operations

      Earnings from operations increased $4.8 million, or 116%, to $8.9 million in 1999, from $4.1 million in 1998. The majority of this increase related to the expansion of one service fee based program that started in 1998. During 1999, we provided a wide range of services for this client under what was expected to be a short-term engagement.

  Non-Operating Expense (Income), Net

      Non-operating expense (income), net, which consists of interest expense, net of interest income increased to $332,000 of expense, net, in 1999 from $135,000 of expense, net, in 1998. Interest expense was attributable primarily to our capital leases and our intercompany balances with Insight.

  Income Tax Expense

      Our effective tax rate was 38.2% and 39.2% for 1999 and 1998, respectively. The decrease in the effective tax rate in 1999 reflects changes in the Arizona tax code which provided tax advantages for products shipped out of state.

1998 Compared to 1997 (unaudited)

  Net Revenues

      Service Fees. Net revenues from service fees increased $6.3 million to $6.8 million in 1998, from $0.5 million in 1997. This increase was due primarily to the addition of a new service fee based program and, to a lesser extent, to the growth of existing service fee based programs. Service fees were 7.4% of total net revenues for 1998, compared to 1.2% of total net revenues for 1997.

      Product Sales. Net revenues from product sales increased $34.6 million, or 72.1%, to $82.5 million in 1998, from $47.9 million in 1997. This increase was countered by our de-emphasis of product based programs starting in late 1997. Product sales were 89.5% of total net revenues for 1998, compared to 97.3% of total net revenues for 1997.

      Pass Through Product Sales. Net revenues from pass through product sales under service fee based programs increased $2.1 million, or 274%, to $2.8 million in 1998, from $0.7 million in 1997. This increase resulted from our emphasis on service fee based programs starting in late 1997.

      Total Net Revenues. Overall net revenues increased $42.9 million, or 87.1%, to $92.1 million in 1998 from $49.2 million in 1997. The growth in net revenues was partially limited by our emphasis on service fee based programs rather than product based programs starting in late 1997.

  Gross Profit

      Overall gross profit increased $3.5 million, or 44.6%, to $11.3 million in 1998, from $7.8 million in 1997. As a percentage of net revenues, the overall gross margin decreased from 15.9% in 1997, to 12.3% in 1998.

  Operating Expenses

      Operating expenses increased $2.2 million, or 42.8%, to $7.2 million in 1998, from $5.0 million in 1997. As a percentage of net revenues, operating expenses decreased from 10.3% in 1997, to 7.8% in 1998. The operating expense amount and percentage of net revenues is impacted by the transition to service fee based programs from product based programs and reflect an increase in economies of scale.

  Earnings From Operations.

      Earnings from operations increased $1.3 million, or 47.8%, to $4.1 million in 1998, from $2.8 million in 1997. This increase related to both the expansion of the new service fee based programs and the growth in the product based programs.

  Non-Operating Expense (Income), Net

      Non-operating expense (income), net, which consists of interest expense, net of interest income, increased to $135,000 of expense, net, in 1998, from $5,000 of expense, net, in 1997. Interest expense primarily related to interest associated with capital leases and our intercompany balance with Insight.

  Income Tax Expense

      Our effective tax rate was 39.2% and 40.1% for 1998 and 1997, respectively. The decrease in the effective tax rate reflects a change in the Arizona tax code.

Seasonality

      The seasonality of our business is dependent upon the seasonality of our clients’ businesses. We have historically experienced seasonal fluctuations and must depend on our clients’ projections to assess and respond to seasonal variability. The degree of seasonality may change, perhaps materially, as we enter new markets.

Inflation

      We believe inflation has not had a material effect on our operations.

Liquidity and Capital Resources

      Our primary capital needs have been to fund the working capital requirements and capital expenditures necessitated by our growth.

      Cash flows provided by operating activities have been positive and have improved as we transitioned from product based programs to service fee based programs. Service fee based programs require less working capital because we do not maintain inventory or customer accounts receivable.

      Our net cash provided by operating activities for the nine months ended September 30, 2000 was $9.7 million, including $5.3 million of net earnings, a $4.4 million increase in accounts payable and $2.9 million of net borrowings from Insight. These were partially offset by a $3.6 million increase in accounts receivable. Our net cash provided by operating activities for the year ended December 31, 1999 was $4.6 million, including $5.3 million of net earnings and a $3.0 million decrease in inventories. These were partially offset by a $5.7 million increase in accounts receivable.

      Capital expenditures during the nine months ended September 30, 2000 were $10.7 million. Of this amount, $7.1 million was used for the purchase of a building and land and the remainder was for continued upgrade and expansion of our equipment, systems, software and facilities. Capital expenditures during the twelve months ended December 31, 1999 were $3.3 million, primarily for continued upgrade and expansion of our equipment, systems, software and facilities.

      We currently borrow funds from Insight as needed and we owed approximately $6.0 million to Insight as of September 30, 2000. Insight has a $100 million credit facility with a finance company. Availability under the facility is based upon eligible accounts receivable and inventories of Insight and its subsidiaries. Cash advances bear interest at the London Interbank Offered Rate (LIBOR) plus 0.80% payable monthly. At September 30, 2000, this rate was 7.42%. The line of credit contains various covenants, including the requirement that Insight maintain a specific dollar amount of tangible net worth and restrictions on payment of cash dividends. As of September 30, 2000, $50.9 million was available to Insight under the line of credit.

      Although Insight has had sufficient funds for our needs in the past, there is no assurance that Insight will continue to have sufficient funds available to us or available to us on acceptable terms. If Insight’s business is adversely impacted by market, operational or other factors, or Insight’s need for capital should increase substantially due to expansion, change in business or otherwise, Insight may not be able or willing to fund our needs as they develop and we may not be able to obtain on a timely basis, or at all, outside funding on terms acceptable to us.

      Insight’s credit facility expires in February 2002, at which time the outstanding balance is due. The line is secured by substantially all of the assets of Insight and its subsidiaries, including us. In addition, we have jointly and severally guaranteed repayment of the line along with Insight’s other subsidiaries. Insight has agreed to use its best efforts to cause our guarantee and the pledge of our assets to be terminated at the time of the spin-off, but there is no assurance that Insight will be successful or that it will be successful on terms which are acceptable to us.

      We expect to obtain a bank line of credit independent from Insight after completion of this offering and before the spin-off, although we cannot assure you that we will be able to obtain financing on terms that are acceptable to us or at all. After this offering, Insight will not be required to provide funding to us, and after the spin-off, we will be restricted from borrowing from Insight by the terms of our tax indemnification and allocation agreement.

      Our future capital requirements include the purchase of equipment, systems, software and facilities and financing the growth of working capital items. We expect that the proceeds of this offering and net cash provided from operations will be sufficient to meet our foreseeable capital needs for the 12 months following this offering.

Recent Accounting Pronouncements

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements.” SAB 101 summarizes the Securities and Exchange Commission’s views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000, the Securities and Exchange Commission issued SAB 101A to delay certain transition provisions of SAB 101. However, companies registering shares in an initial public offering are expected to comply with SAB 101 at the time they file their initial registration statement with the Securities and Exchange Commission. The adoption of SAB 101 did not have a material impact on our revenues or revenue recognition policies.

      In March 2000, the Financial Accounting Standards Board issued Interpretation Number 44, “Accounting for Certain Transactions Involving Stock Compensation — An Interpretation of APB No. 25.” The Interpretation clarifies the application of Opinion 25 in certain situations, as defined. The

Interpretation was effective July 1, 2000 but covers certain events having occurred after December 15, 1998. To the extent that events covered by this Interpretation occur during the period after December 15, 1998 but before the issuance of the Interpretation, the effects of applying this Interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application of the Interpretation, no adjustment would be made to financial statements for the periods before the effective date and no expense would be recognized for any additional compensation cost measured that is attributed to periods before the effective date. We expect that the adoption of this Interpretation will not have a material impact on our consolidated financial statements.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivatives and Similar Financial Instrument and for Hedging Activities,” to establish accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. This new standard, as amended by related SFAS Nos. 137 and 138, will be effective for the year ending December 31, 2001. It is not expected to have a significant impact on our consolidated financial statements since we do not have significant derivative financial instruments.

BUSINESS

General

      We provide demand generation marketing, direct sales management, Internet enablement, product fulfillment and transaction management services using state-of-the-art proprietary technology, infrastructure and processes. Our services enable manufacturers of brand name products to directly access customers and support existing sales channels in a cost-effective and timely manner. We operate as a “virtual division” of our clients, and provide a comprehensive range of services, from customer acquisition to returns management. Our unique combination of services, technology and direct channel expertise allows us to provide customized, vertically integrated outsourced solutions for our clients. Our highly scalable solutions include the following features:

•	end-to-end integration

•	MAX, our sophisticated and proprietary technology system

•	program customization

•	client dedicated personnel

•	confidentiality

•	transparency to customers

•	seasoned management with extensive direct channel expertise

Our solutions provide the following client benefits:

•	profitable sales growth

•	cost-effectiveness

•	speed to market

•	improved customer satisfaction

•	system capabilities for international operations

      Historically, we have operated numerous programs targeted at various customer segments for our clients who have primarily been manufacturers of computer and computer related equipment and currently include Hewlett-Packard, IBM and Toshiba. We are pursuing further opportunities in the computer equipment and other industries by leveraging our direct channel expertise. Our goal is to become the leading global provider of outsourced direct channel solutions by enhancing existing client relationships, expanding market share in our current industry, expanding into new industries, broadening our service offerings globally, developing strategic partnerships, and continually improving our technology.

      We use our proprietary MAX technology as the foundation for the comprehensive suite of services we provide our clients. Our MAX system is a compilation of sophisticated, integrated software applications that, together with our direct channel services, provides our clients with the means to cost-effectively increase their sales. We configure a customized version of MAX for each client by determining which of our many MAX capabilities will best serve the client’s needs and then enabling the appropriate software applications for the client’s solution. We believe that the unique characteristics of our MAX system allow us to rapidly implement a highly scalable direct channel solution for our clients based on state-of-the-art technology.

Industry Overview

      Businesses today operate in an environment of rapid technological advancement, increasing competition and continuous pressure to improve operating efficiencies. In response to these conditions, two important trends have emerged which are relevant to our business. First, manufacturers increasingly are using the direct channel to market and sell products directly to customers to enhance sales growth and lower absolute selling costs. Second, manufacturing companies increasingly are outsourcing business processes such as sales and marketing in order to focus their resources on their core competencies and to lower costs.

  Direct Channel Trend

      Most manufacturers have relied solely on indirect sales channels including one or more levels of wholesalers, value-added resellers and retailers to sell their products to customers. This strategy involves creating and maintaining relationships with distribution intermediaries rather than customers and processing and shipping large orders of product rather than individual orders. We believe that to be successful and to address end-user desire to buy through the direct channel, a manufacturer must create and maintain a separate, dedicated, cost-effective infrastructure for the direct channel which also complements their indirect sales channels.

      The explosive growth of available technology, particularly with respect to telecommunications and the Internet, has made it easier and more efficient for manufacturers to deal directly with their customers. In many cases, competition has made availability of such direct transactions imperative. This direct channel approach to customers includes communicating and completing transactions through:

•	outbound sales — telesales, paper and electronic catalogs, electronic direct marketing, direct mailings and other similar media;

•	inbound sales — customer initiated inquiries in response to traditional and electronic advertising; and

•	Internet sales — Web sourced and unassisted sales.

According to the Direct Marketing Association, U.S. direct market sales will exceed $1.7 trillion in 2000 and increase to $2.7 trillion in 2005.*

      Direct channel solutions provide a manufacturer with multiple advantages over indirect sales channel solutions, including the following: reduced distribution and operating expenses, reduced risk of inventory obsolescence, increased exposure to new and existing customers, quicker introduction of new products, faster response to market conditions, enhanced production scheduling abilities, improved customer satisfaction, lower effective market sales prices, improved data collection and quicker customer specific feedback.

      To maximize the benefits of the direct channel, companies must have a different set of capabilities and expertise than is required for indirect sales channels. To execute a competitive direct channel solution, a company must be able to cost-effectively:

•	collect and analyze data regarding customers and channel partners;

•	create and implement demand generation marketing programs;

•	acquire, retain and service one-to-one customer relationships;

•	design, implement and maintain an effective Internet presence;

•	recruit, train and retain sales forces for both outbound and inbound direct sales;

•	process customer credit applications in a timely manner and process customer payments in real-time;

•	detect fraud;

*  Reprinted from Economic Impact: U.S. Direct and Interactive Marketing Today 2000 — Executive Summary with permission from Direct Marketing Association, Inc.

•	coordinate direct shipment through third party supply chain partners using electronic data interchange (EDI) and extensible markup language (XML) communication protocols;

•	pick, pack and ship individual customer orders promptly and accurately;

•	manufacture individually tailored products;

•	process product returns and customer refunds promptly and courteously; and

•	track orders from inception to final resolution.

      We believe the cost of developing, maintaining and upgrading the infrastructure necessary to support direct channel sales is substantial. Development may require long implementation and integration lead times, allowing faster and more efficient competitors to obtain a market advantage. Competition is fierce for qualified and experienced technical personnel, which can increase costs and result in further delays. Proprietary systems may have limited upward and downward scalability, which may restrict operations and result in higher per unit distribution costs. These costs and risks can be reduced by outsourcing some or all of the development, maintenance and operation of the systems and processes necessary for direct channel sales.

  Outsourcing Trend

      In response to competitive pressure and market demands for increased productivity, many companies are focusing their resources on their core competencies and using third parties to perform non-core business functions or important new business functions required by market change. In order to reduce cost, access technology and improve flexibility, companies are increasingly outsourcing complete business processes, such as manufacturing, marketing, customer relationship management, logistics and human resources. The service provider’s performance of these functions is evaluated on the basis of the effect on the business, such as higher sales, improved efficiency, better customer retention and increased profitability. The business process outsourcing provider participates in strategic and other decision making processes, and the relationship more nearly resembles a partnership rather than a provider/client relationship.

      We believe that business process outsourcing is growing rapidly. For example,           predicts that the worldwide customer relationship management outsourcing market will grow from $23 billion in 1999 to $75 billion in 2004.           also predicts that the worldwide market for comprehensive supply chain services outsourcing will grow from $325 million in 1999 to $25 billion in 2004.

      Companies are increasingly using business process outsourcing for some or all of their direct channel infrastructure needs. This outsourcing provides many benefits for the business, including the ability to:

•	capitalize on expertise and state-of-the-art technology infrastructure that would otherwise be unavailable or economically impractical;

•	reduce investments in equipment, software, inventory and personnel and convert fixed investments to variable costs;

•	adjust quickly to market changes and fluctuations in demand for products;

•	improve the customer experience and reduce the cost of customer acquisition, retention and servicing;

•	reduce operating costs, increase efficiency and improve overall profitability;

•	enter new markets quickly and in a cost-effective manner; and

•	increase sales.

      Typically, outsourced service providers deliver a single function, such as manufacturing, marketing, supply chain management, customer relationship management, information management, call center management, credit, warehousing or package delivery. Outsourcing multiple discrete functions to multiple providers can lead to integration problems resulting in customer dissatisfaction and increased costs. This is of particular concern in direct channel sales, because all of the outsourced functions must be seamless and transparent to the customer so the client can maintain consistent brand identity and strong customer relationships. Outsourcing of sales, marketing and supply chain services to a single end-to-end solution provider, such as Direct Alliance, eliminates the integration problems and, at the same time, reduces the client’s required infrastructure, allows for easy scalability and creates a single, efficient point of contact for all direct channel needs.

The Features and Benefits of Our Solutions

      We operate as a “virtual division” of our clients with complete transparency to our clients’ customers. We provide clients with a way to access customers directly, quickly and cost-effectively. We enable our clients to retain ownership and control of their customer relationships. Additionally, we enhance our clients’ existing indirect sales channels through demand generation activities, better supply chain logistics solutions and improved order status information. MAX, our internally developed proprietary technology system, is at the core of our solution. Using our extensive direct marketing experience, we have developed our MAX system to be an effective platform for us to provide our integrated solutions. Our tailored solutions encompass a full range of services from customer acquisition to returns management and generally fall into one of the following groups: demand generation marketing, direct sales, Internet enablement, product fulfillment and transaction management.

  Features

      End-to-End Integration. We deliver an end-to-end integrated solution, from demand generation to the delivery and potential return of a product, enabling our clients to reduce distribution costs, compete effectively, and improve customer loyalty and satisfaction. We provide clients with all the tools necessary to sell their products directly to their customers with consistent brand identity and in a way that complements other indirect sales channels. Our services include demand generation marketing, sales management, Internet enablement, product fulfillment and transaction management. Our comprehensive service offering allows our clients to obtain these services from a single source, rather than trying to integrate services from several providers without any guarantee that all of the services will be compatible, the systems will become integrated, or that data will be used optimally.

      MAX, Our Sophisticated and Proprietary Technology System. We believe we have established a competitive advantage through our MAX system. Our proprietary MAX technology, which we have been developing over the past ten years, is the foundation for the suite of services we provide our clients. MAX is a complete business management system consisting of MAX applications that execute supply chain functions for our clients, applications utilized in connection with our marketing and sales functions, Internet applications, and other business management applications such as accounting, credit and reporting. We provide each client with their own customized version of MAX. The MAX applications reside on a client dedicated server and information is shared among our software systems and the software systems of our clients.

      MAX is scalable, allowing us to provide our services while accommodating changing levels of transactions and a varying mix of product offerings. It is also flexible, interfacing seamlessly with all major systems, and facilitates connections between computer applications, enabling us to gather or provide information or analysis to clients through their existing systems.

      Program Customization. We assess the needs of our clients to gain an understanding of their specific goals, objectives and operational challenges and, together with the client, develop a customized program. We identify and address the customer segments the client intends to target, which can include consumer, small/ medium business, large enterprise, education and government. We then determine with our clients which services to provide from a broad menu of service options ranging from demand generation to returns management. Our clients can pick and choose the services most appropriate for them, and those services along with any program specific requirements are integrated through MAX. Our clients determine the product offerings for their programs, and our MAX system enables them to change the mix and price of products we are offering their customers on a real-time basis.

      Client Dedicated Personnel. Each program includes a team of dedicated personnel, the composition and size of which is determined by the client. Sales personnel are dedicated to a client’s program, and only sell that program’s product offerings. Non-sales personnel are dedicated to a specific program as required by the client’s program needs. We believe that our client dedicated employees allow us to provide our clients with a cost-efficient, highly productive, direct channel solution. We also believe that our approach enables the dedicated employees to develop expertise in our clients’ programs, resulting in improved sales and customer satisfaction.

      Confidentiality. Our programs include client specified data mining requirements, information analysis, reporting services and client determined performance goals and business rules, in addition to product pricing and availability information. Due to the sensitivity of this type of information, we carefully protect this information on behalf of our clients. Our sales personnel are required to work in areas restricted on a client by client basis to prevent the sharing of confidential information. Additionally, customer information is transferred directly to the client’s system through MAX so that they have immediate ownership of the information and can access it as desired.

      Transparency to Customers. We serve as a seamless and transparent extension of our clients. All program communications and customer interactions are performed in the name of the client, including phone answering, e-mail addresses of our sales personnel, packing slip information and invoicing information. Additionally, all customer specific information continues to be the property of our clients, and we are obligated to keep it confidential. All of our efforts to be transparent to customers are geared to promoting our clients’ brand identities and the loyalty of the customers to our clients.

      Seasoned Management with Extensive Direct Channel Expertise. We believe we have distinguished ourselves through our ability to attract and retain some of the most talented management in our industry. Most of our management team originated with Insight where they were an integral part of the design and creation of Insight’s direct marketing solution. Our core management team has extensive experience in providing outsourced direct channel solutions that complement existing indirect channels. The outsourcing of direct channel solutions is a young industry and has been recently adopted with favor in the PC market. Each member of our management team has proven experience profitably managing the growth of our business, and has delivered consistently increasing revenue and profits.

  Benefits

      Profitable Sales Growth. Our programs are structured so we align our interests with those of our clients and focus on increasing their product sales. To a large degree, clients pay us based on a percentage of their sales processed by us. We dedicate to each client program highly trained personnel and provide them with sales tools to enable them to effectively generate a high level of sales and provide a high degree of customer service. The compensation of our dedicated sales personnel is comprised of a base salary plus a commission derived from the amount of a client’s product sold by the individual. Additionally, our sales personnel are motivated by incentive measurements which we establish in support of our clients’ program goals and objectives. Additionally, our sales tools enable our sales personnel to both up-sell and cross-sell, and our sales personnel can be empowered to offer customers volume and competitive discounts within client defined guidelines.

      Cost Effectiveness. Our end-to-end-integrated solutions allow us to provide our services at cost effective prices, compared to obtaining the same services from multiple providers at higher total costs. Additionally, with our direct channel experience and our economies of scale, we believe we offer our services to our clients at a lower cost than a client could achieve by creating their own in-house operations. Our clients are able to obtain the benefits of our services without making significant time and financial investments in hardware and software as well as technical, marketing, sales and customer service personnel.

      Speed to Market. Our solutions enable our clients to quickly access the direct channel, generally within 90 days. Leveraging our experience and organizational expertise in the direct channel, we can provide solutions that eliminate internal development costs, reduce risk of execution and decrease time to market. Moreover, our MAX system is an open system which can be integrated with all major hardware and software systems and is flexible and scalable, which enables us to quickly modify it as needed to serve the needs of each client. To minimize start up time and to facilitate a successful program launch, we have created detailed written procedures, which clearly communicate a comprehensive set of actions we and our clients must take to establish a new direct channel program.

      Our solutions are not only implemented quickly, but they also allow clients to respond to market changes with a dynamic pricing and product mix. MAX tracks all products based on product codes and permits clients with extensive and frequently changing product offerings, and the terms under which they are offered, to add and drop products or change terms in real-time.

      Improved Customer Satisfaction. Our sales and customer service personnel are given access to real-time information that they can deliver to customers, including inventory availability, delivery options, pricing and order status, and are able to respond to customers by e-mail, facsimile or voice communication. We have refined our reverse logistics services, or customer return services, so that a customer can return or exchange a product quickly and without complication. We believe that our well managed reverse logistics services, which we perform in accordance with client specification, result in higher customer retention for our clients. Our sales and technical sales support personnel are trained to sell and support a specific client’s product lines and participate in training programs we develop together with the client. This program specific dedication allows us to provide our clients with knowledgeable personnel, which through their interactions with customers, results in improved customer satisfaction.

      System Capabilities for International Operations. We currently have an international version of MAX which supports multi-lingual and multi-currency transactions. We are testing a new international version of MAX, where the order entry and order management screens and prompts can operate in a native language. This new international version of MAX will support a broader range of languages and currencies, and we believe it will assist us in expanding our services globally. We believe our international capabilities will enable our clients to more effectively serve their global customers.

Our Strategy

      Our goal is to become the leading global provider of direct channel solutions.

      Enhance Existing Client Relationships and Expand Market Share in Our Current Industry. Historically, we have provided direct channel outsourcing services to manufacturers of computers and computer related equipment. We believe there will continue to be significant growth within our current client programs as well as opportunities to obtain new clients in this industry. We believe our current client programs will continue to experience significant growth as they utilize our services to maximize efficiency and improve their profitability. Furthermore, we believe significant opportunities exist within the industry for new clients who would similarly benefit from our services.

      Expand into New Industries. We believe many other industries can benefit from the direct channel solutions we provide, and we are pursuing clients in these other industries. Industries we believe can most benefit from our direct channel solutions are composed of:

•	companies offering brand name products — our demand generation marketing services leverage and strengthen brand identity;

•	companies with broad product offerings — our MAX system enables us to change a client’s product offering mix and terms in real-time;

•	companies offering products which can be packaged and shipped — our product fulfillment services enable clients to distribute products more quickly and cost-effectively;

•	companies with high operating expenses — our services enable clients to lower costs and increase profitability; and

•	companies selling products that require a certain level of technical expertise — we train our personnel to understand the complexities of the products offered and our MAX system provides our personnel with sales tools and associated information necessary to more effectively sell technically sophisticated products.

      Broaden Our Service Offerings Globally. We believe that many companies, including several of our multi-national clients, are seeking outsourced services on an international basis. We implemented international operations in December 1999 for one of our clients by providing an international version of MAX and associated consulting services with respect to marketing, sales, credit processing and supply chain management. Additionally, we have implemented a multi-currency and multi-language solution in Europe for the same client. We also are completing the development of a global version of MAX where the order entry and order management screens and prompts can operate in a native language and which can incorporate all major languages and currencies. MAX can be customized to reflect unique country business rules.

      Develop Strategic Partnerships. We plan on entering into strategic partnerships with companies offering compatible services in new markets. We believe that certain strategic partnerships will provide us with leads to potential new clients who are looking for integrated solutions such as ours.

      Improve our Technology. We intend to continue our commitment to invest in state-of-the-art technology, equipment and systems to continue to provide new, high-quality, cost-effective services to our existing clients and to attract new clients. We currently have an international version of MAX which supports multi-lingual and multi-currency transactions. We are testing a new international version of MAX which will support a broader range of languages and currencies and which we believe will assist us in expanding our services globally. Additionally, the architecture of our MAX system is designed so that improvements are distributed automatically and without interruption.

Our Services

      Our customized solutions encompass a full range of services from customer acquisition to returns management and generally can be grouped into the categories below.

      Demand Generation Marketing. We provide a complete range of demand generation marketing services which apply to each stage of our clients’ customer relationships. Our services include customer acquisition, maintaining customer relationships and growing the number of customer transactions. Our capabilities are delivered through database marketing applications, electronic direct marketing, creative services and marketing consulting. We implement our clients’ marketing programs through many different media, such as designing and producing print catalogs and other materials that are distributed to targeted audiences through mailings as well as various electronic media. We combine traditional direct marketing principles with predictive modeling and analytical services based on customer and third party databases to help our clients identify market trends and the needs of their customers.

      Direct Sales Management. By utilizing a wide spectrum of direct selling techniques and methods, we believe we can offer our clients the most effective selling strategy. Our sales services include outbound sales, where our well-trained, client dedicated and knowledgeable sales personnel initiate sales on our client’s behalf, and inbound sales where, with the benefit of information accessible through MAX, they answer, assess and respond to incoming sales calls.

      Our outbound sales personnel are empowered with electronic sales tools, evaluated against performance measurements and provided with extensive product-specific sales training. Each outbound sales account executive is responsible for building his or her own customer base with which that representative will maintain an on-going relationship through frequent telecommunications that are supplemented by print and electronic marketing materials designed to meet each client’s needs. We believe these one-on-one relationships, with personalized service from well-trained sales account executives, are important to our clients’ customers.

      Our inbound sales personnel are trained not only to respond to incoming calls and complete sales transactions, but also to assess the transaction for further sales opportunities and to profile the transaction to maximize the information to be incorporated into the MAX database. Customers are routed depending on customer type, location, specific number dialed or choices made through our interactive voice response system. Most first time callers are assigned to a sales account executive and subsequent incoming calls from that customer are then directed to the same sales account executive.

      Through MAX, all of our sales account executives are provided with sophisticated selling and servicing tools, such as advanced product searches, inventory status, order tracking, cross-selling or up-selling information and on-line account history to increase their effectiveness. Sales account executives are able to retrieve relevant customer information, including the customer’s history, specific product information, such as list price, cost and availability and accurate shipment information, to assist them with their sales transactions. Up-selling and cross-selling information appears as an automatic prompt on the sales account executive’s computer screen, while a sales account executive is in the process of completing a transaction. Our sales account executives can be authorized to offer volume and competitive price discounts within client defined guidelines.

      We focus on recruiting and training high-quality personnel at all levels within our organization. New dedicated sales account executives are required to participate in a five-week comprehensive program to develop proficiency and knowledge of our systems, including MAX, sales techniques, industry products and the client specific program product offerings. Account executives are subject to an on-going training program that seeks to refine sales skills and introduce new policies and procedures to inform them of current industry developments and program offerings.

      Internet Enablement. As part of our complete integrated Internet solutions, we design, develop, host and commerce-enable websites and extranets for our clients. We help clients recognize, refine and create the fundamental elements of a successful web presence. We fully integrate our clients’ websites with our MAX system, which enables us to provide a seamless flow of required information in support of the customer’s use of a website. This information includes product, pricing and availability data, as well as order ship dates, freight and tax amounts and password protected customer specific information such as custom pricing, shipping information and account history. Additionally, we use these websites as a data gathering tool in support of the client’s marketing efforts. Web pages are linked to MAX, which enables us to gather client-specified information about customers who visit the client’s Web page and the transactions they execute through it. Our Web transaction services include customer data retention so that customers need to register with us only once. In addition, we provide useful shopping cart capabilities in accordance with client specifications, including allowing customers to save shopping information in quote form for up to 90 days.

      Product Fulfillment. We provide product fulfillment services pursuant to three main integrated supply chain solutions. The vast majority of customer orders are fulfilled through our Direct Ship System, utilizing EDI or XML communication protocols, which allows us to provide our product fulfillment services directly through client approved third party supply chain partners as well as our client’s own manufacturing or distribution facilities. Products shipped pursuant to this Direct Ship option are accompanied by a packing slip and then followed by a paper invoice, both containing client specific information. Our second fulfillment solution is through our warehouse fulfillment services, where we receive client inventory in our 70,000-square foot shipping and returns facility located in Tempe, Arizona. At this facility, we pick, pack and ship customer orders, verify shipment accuracy using our SuperScan process, and include customized client specific packaging, inserts and other literature for distribution with the order. SuperScan ensures inventory and order accuracy and allows us to track all receiving, invoicing and returns processes. Under this second fulfillment solution, products can be shipped same day through several alternatives, including Federal Express and UPS. The third fulfillment solution is to provide our distribution technology, including SuperScan, for our clients’ use in their distribution operations.

      We manage customer returns on behalf of our clients and in accordance with their specific requirements. Our reverse logistics services include issuing return authorizations, handling receipt of product, crediting accounts, and disposition of product. We manage the returns of products to multiple source locations or specific locations as specified by the client. Because we believe customer service is just as important in unwinding a transaction as in closing one, our systems have been developed to process returns within 24 hours of receipt.

      Transaction Management. We provide clients with the services necessary to manage their transactions. These tools include the following:

•	Accessible Information. We provide 24-hour access to an on-line menu of real-time reports containing complete transaction data, which includes sales, fulfillment, inventory management, returns and accounting information. Additionally, we have the ability to electronically provide our clients with a Universal Data Extract (UDE), or an aggregation of MAX compiled information, on a daily basis directly to our clients’ systems for collection and evaluation and provide our clients with real-time trend analysis relating to product sales, fulfillment and returns data.

•	Supply Management. We provide supply management support through MAX to manage inventory and availability of products. As part of our fulfillment services, we have the capability to aggregate all product inventories associated with a client’s unique supply chain arrangements. Through this capability we are able to more efficiently manage the allocation of products and inventories relative to demand from customers and indirect sales channels.

•	Financing Services. We allow for and facilitate the following payment options: leasing, net-terms, C.O.D., wire transfer, prepaid orders and all major credit cards. Through MAX, we provide real-time credit card validation processes, and if fraud risks are detected, the matter is referred to our credit verification department.

•	Information Services. We provide dedicated servers, workstations, telecommunications hardware, toll free phone numbers and e-mail access as requested. Our sophisticated telephone system allows us to route in-coming calls, through touch-tone selection options, to specific sales personnel or customer service, which allows us to complete transactions quickly on behalf of clients and to provide superior customer service.

MAX and Related Technology

      Our MAX System. We use our proprietary MAX technology as the foundation for the comprehensive suite of services we provide our clients. Our MAX system is a compilation of sophisticated, integrated software applications that, together with our direct channel services, provides our clients with the means to cost-effectively increase their sales.

      MAX operates on multiple platforms and can interface seamlessly with both industry standard communication interfaces and our clients’ systems directly. All of our services are integrated and linked through a customized version of MAX we create for each client. MAX solicits and tracks client-specified customer, product and transaction information, which is used to analyze customer preferences, trends and interests. We can configure a program to solicit information through surveys or questionnaires, and we track customer behavior through purchase history and website visitation behavior. Examples of tracked information include purchase history, customer preferences and demographics. We use this data to provide effective and targeted marketing services to our clients, and to provide our dedicated sales personnel with information that increases their ability to sell products. MAX is designed to be highly scalable to permit significant growth in our number of clients and the number of transactions processed by our clients.

      Our software applications facilitate supply chain functions for our clients and manage accounts receivable, accounts payable, inventory, electronic transactions and credit and collection. We provide each client with one or more of these functions to meet their specific needs and integrate them with the data requirements of the client’s legacy information systems. MAX reduces our clients’ order processing and inventory costs by allowing them to track inventory in real-time across their supply chain, and by providing a definitive date, or a customer quoted ship date, for an entire order based on accessible supply information from an optimal point in the supply chain. In addition, our software applications provide marketing functions and analyze data to help predict customer and market behavior. Using MAX, our sales personnel can obtain information they can share with customers to help them with their transaction, including customer specific information, product availability, compatibility of products ordered, and cost. We believe the information available to our sales personnel allows them to respond to customer inquiries quickly and accurately and, therefore, provide superior customer service. We also provide web applications and integrate these with MAX. Finally, our software applications can be incorporated into a client’s program and includes credit card validation and automatic tax calculation capability.

      Since MAX’s reliability is critical to our ability to provide consistent service, we have incorporated redundancy into our management information systems, back-up systems and generators that will help to minimize the impact of interruption in our management information systems. We currently have 170 servers, redundant power sources, uninterruptible power systems and security preventing unauthorized access to our systems and facilities.

      Our MAX applications were developed using third party software known as IMS/ Forte, which is licensed by us from Information Management Systems, Inc., a privately held company, pursuant to a broad perpetual license. We have the right to use and modify the IMS/ Forte source code and have substantially modified the original software and own all our modifications to the IMS/ Forte software. Our servers use UNIX operating systems. In order for the MAX applications to run on the UNIX operating system, we license from IMS the IMS/ Basic system software and a set of runtime software programs for each server. IMS regularly updates these software programs, but it ensures backward compatibility for its users. We utilize IMS’s standard versions of the software, and through Insight have a broad, perpetual license to this software. We also have the option to purchase our own license from IMS.

      The MAX applications gather information for our clients, which can be provided to our clients in one of two ways. The standard interface between clients and the MAX applications data is through an exchange of data that we refer to as a Universal Data Extract, or UDE. The UDE software, proprietary to us, aggregates the client’s data from the MAX applications in a customized format, agreed to by the client, and sends that data on a daily basis to an FTP, or file transfer protocol, site. The client accesses its data at the FTP site. In this case, the client never accesses or directly utilizes the MAX applications in any way. However, some client personnel directly access the MAX applications through their personal computers. This is made possible by an IMS software application called InfoTerm, a copy of which must be loaded onto the PC before the client personnel can access our MAX application server directly. Examples of reasons for clients to access the MAX applications directly include order entry, data base queries and invoice generation. We have a broad perpetual license from IMS to sublicense an unlimited number of copies of InfoTerm to clients to allow client access to the MAX applications.

      SuperScan Technology. Our inventory management services and our MAX applications include our SuperScan technology. UPC codes and manufacturer and supplier product codes are scanned through all phases of inventory and fulfillment processes and the data is provided to other MAX applications, ensuring order accuracy and inventory management, and allowing us to track all receiving, invoicing and returns processes. Our SuperScan capabilities ensure process accuracy from product receiving through order invoicing. The SuperScan process incorporates bar code and radio frequency technology to track products throughout the inventory management process and virtually eliminates shipment errors. Additionally, our process allows us to accurately track serial numbers of specified products as they are received from suppliers and shipped to customers. We also track serial numbers when returns are processed from customers and when they are then returned to the supplier. This tracking capability allows us to validate returns and effectively manage warranty claims on behalf of our clients.

      Related Technology. Additionally, we have invested in telecommunications technology that provides for automatic customer call recognition and customer profile recall for inbound customer service representatives. Our telephone system menu also provides customers with options that route them to their assigned account executives. In addition to these marketing applications, we have developed and own a number of sales productivity software tools that assist sales personnel in interacting with customers. The assistance begins at our phone switch, which is based on licensed software that collects call data and determines from historical information whether a customer should be routed to a particular sales person. Once the customer has been routed to the sales account executive, the call data from the phone switch, along with other data from other marketing applications, is available to assist the sales account executive in customizing his or her interaction with the customer.

Our Clients

      The majority of our revenues historically have been derived from services we provide to clients in the computer and computer related equipment industry. We believe that there are opportunities for growth in this industry, but we also believe that other industries can benefit from our services and we are targeting industries we have concluded are amenable to implementing a direct channel solution.

      For the nine months ended September 30, 2000, our three largest clients accounted for 80.0% of our net revenues, as follows: Hewlett-Packard — 14.1% (service fees); IBM — 29.8% (service fees); and Toshiba — 36.1% (service fees, product sales and pass through product sales).

Sales and Marketing

      We invest significant resources to create strong relationships with our clients and understand their businesses, sales goals, operations, customer service processes, cultures, decision parameters and budgets. A program manager and a sales management team dedicated to each client assesses the client’s needs and, together with the client, develops and implements customized solutions. We believe that, as a result of our strategic relationships with our clients and our comprehensive understanding of their businesses, clients will broaden the scope of services they ask us to provide. We market our services through a variety of methods, including personal sales calls, client referrals, attendance at trade shows, advertisements in industry publications and through our website. We have five individuals dedicated to the marketing of our services. As part of our marketing efforts, we encourage visits to our facilities, where potential clients can tour our operations.

Competition

      We operate in an industry characterized by intense competition. We compete with other providers based on quality of service, pricing, speed to market and technology. Many of our competitors offer one or more of the same services we provide. However, we are unaware of any other company that provides all of the services necessary to provide clients with a complete outsourced direct channel solution. We believe most of our competitors may offer some of our services or some form of technology; however, we believe no one offers the same breadth of services we do or has technology as sophisticated as MAX. In some instances, our competitors are the in-house operations of our potential clients. The in-house operations of potential clients often believe they can perform the same services we do, while others are reluctant to outsource business functions that involve direct customer contact. We believe we presently compete favorably with respect to each of the services we provide, as well as other general factors, including performance, service and pricing. However, the market for our services continues to evolve, and we expect to face further competition from new market entrants.

Facilities

      Our operations are located in Tempe, Arizona. The following table lists and describes the operations at our facilities.

Location	Square Feet	Function	Owned or Leased

910 West Carver Drive	60,000	Sales offices	Owned
	70,000	Distribution

8123 South Hardy Drive	56,470	Administrative and sales offices	Owned	(1)

(1)	We plan to purchase this facility from Insight, subject to an existing mortgage. See “Certain Transactions — Other Transactions.”

      We believe that our existing facilities are adequate to accommodate our present capacity needs and expected needs in the near future.

Personnel and Training

      Our success in recruiting, hiring and training large numbers of skilled, full-time employees is critical to our ability to provide high quality services to our clients. The demographics in the Phoenix, Arizona metro area have provided us with the ability to attract a large number of skilled employees at competitive pay ranges. Moreover, many of our newer employees have been referred to us by our current employees, which we believe indicates satisfaction by our employees with their work environment and compensation. To maintain good employee relations and to minimize turnover, we offer competitive pay, hire primarily full-time employees who are eligible to receive the full range of employee benefits, and provide employees with clear performance goals. The performance of all of our sales account executives is gauged on a daily basis through our MAX system. Each sales account executive is assigned a sales goal for that day and has the ability to check on his or her performance on a real-time basis through MAX. Additionally, our sales account executives are issued individual progress reports via e-mail. In turn, we and our clients can monitor the sales performance of the representatives dedicated to their program through MAX at any time.

      Our ongoing training programs include a new hire orientation program and a sales training program, as well as ongoing employee and management development programs. Our sales training program is dedicated to ensuring quality sales and customer services. The sales training program, especially with respect to specific products, is designed with significant input from our clients.

      As of November 30, 2000, we employed 670 persons, 318 of whom were client dedicated sales account executives. Our employees are not represented by any labor union, and we have experienced no work stoppages. We believe our employee relations are good.

Regulatory Matters

      Privacy Concerns. The United States Federal Trade Commission, or FTC, is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when using websites, with particular emphasis on access by minors. These regulations may include requirements that we or our clients establish procedures to, among other things:

•	give adequate notice to consumers regarding information collection and disclosure practices;

•	provide consumers with the ability to have personal identifying information deleted from a company’s database;

•	provide consumers with access to their personal information and with the ability to rectify inaccurate information; and

•	clearly identify affiliations or a lack of affiliations with third parties that may collect information or sponsor activities on a company’s website.

      Our business model is based in part upon our ability to obtain information about customers for our clients and to use this information to provide our marketing, data analysis and certain other services. If new laws or regulations are adopted that limit or eliminate our ability to use this information, our business, results of operations and financial condition could be materially adversely affected. Even in the absence of new legislation or regulations, the FTC has started to investigate the privacy practices of companies that collect information on the Internet. The FTC’s regulatory and enforcement efforts alone may adversely affect the ability to collect demographic and personal information, which similarly could have an adverse effect on our ability to provide our marketing, data analysis and certain other services.

      It is also possible that “cookies,” or information keyed to a specific server, file pathway or directory location that is stored on a user’s hard drive, possibly without the user’s knowledge, which are used to track demographic information and to target advertising, may become subject to laws limiting or prohibiting their use. A number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of our use of cookies could limit the effectiveness of the data collection processes on our clients’ websites, which could have a material adverse effect on our business, results of operations and financial condition.

      The European Union has adopted a directive that imposes restrictions on the collection, storage, transfer and use of personal data. Under the directive, EU citizens are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect our clients’ ability to collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States.

      Internet Taxation. A number of legislative proposals have been made at the United States federal, state and local level, and by certain European governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although the United States Congress recently placed a three-year moratorium on state and local taxes on Internet access and discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon electronic commerce. This legislation, or other attempts at regulating commerce over the Internet, may substantially impede the growth of commerce on the Internet and, as a result, materially adversely affect our opportunity to derive financial benefit from those activities.

Legal Proceedings

      We are not a party to any material legal proceeding. We are, from time to time, a party to litigation arising in the normal course of our business. We believe that none of these actions will have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth the name, age and position of each of our executive officers and directors as of December 21, 2000.

Name	Age	Position

Branson (“Tony”) M. Smith(1)	44	Chief Executive Officer, President and Director

James D. Kebert	38	Chief Financial Officer, Secretary and Treasurer

Michael D. Rather	43	Executive Vice President, Business Management

Daniel C. Sager	38	Executive Vice President, Business Development

Hugh B. Jones	39	Senior Vice President, Operations

Evan D. Braun	37	Senior Vice President, Client Relations

Ian R. Gilyeat	41	Senior Vice President, Marketing and Databases

John-Scott Dixon	36	Senior Vice President, e-commerce

Timothy A. Crown(2)	36	Chairman of the Board of Directors

Eric J. Crown(3)	38	Director

(1)		Director

(2)		Director

(3)		Director

(1)		Director

(1)	Class I Director

(2)	Class II Director

(3)	Class III Director

  Executive Officers and Key Employees

      Branson (“Tony”) M. Smith. In December, 2000, Mr. Smith was appointed Chief Executive Officer and President of Direct Alliance. From July 1999 to December 2000, he served as President, and from 1996 to July 1999, he served as Chief Operating Officer of Direct Alliance. From 1992 to 1996, Mr. Smith served as the Vice President of Distribution and Senior Vice President of Fulfillment Services of Insight Direct USA, Inc., a subsidiary of Insight. Prior to joining Insight, Mr. Smith was a principal at Southwest Automation, an industrial operations consulting firm. Mr. Smith received a Bachelor of Science degree in Business Administration from the University of Arizona.

      James D. Kebert. In December, 2000, Mr. Kebert was appointed Chief Financial Officer, Secretary and Treasurer of Direct Alliance. From April 2000 to December, 2000, Mr. Kebert served as the Executive Vice President — Finance of Direct Alliance. Prior thereto, and since January 1991, Mr. Kebert served in several capacities for Insight or one of its subsidiaries, most recently as Senior Vice President — Finance of Insight. Mr. Kebert is a Certified Public Accountant and received his Bachelor of Science degree in Accounting from the Pennsylvania State University.

      Michael D. Rather. In April 2000, Mr. Rather was appointed Executive Vice President, Business Management of Direct Alliance. Mr. Rather joined us in 1996 and has served in several executive sales positions, including Senior Vice President of Sales. Prior thereto, Mr. Rather served as President of Micro Management Inc., a software development company and as President and Chief Executive Officer of MacLand, Inc., a publicly-traded direct marketing company that specializes in high technology hardware and software. He received his Bachelor of Science degree in Business Administration from Arizona State University.

      Daniel C. Sager. In April 2000, Mr. Sager was appointed Executive Vice President, Business Development of Direct Alliance. From 1997 to April 2000, Mr. Sager served as Senior Vice President of Direct Alliance. From 1995 to 1997, Mr. Sager was the Senior Vice President of Marketing at Insight Direct. From 1990 to 1995, Mr. Sager was the Senior Vice President of Interactive Media of Western International Media, a media management company. Mr. Sager received a Bachelor of Science degree in Business School — Marketing/ Finance from the University of Colorado.

      Hugh B. Jones. Mr. Jones has served as the Senior Vice President, Operations of Direct Alliance since June 2000. From 1992 to June 2000, Mr. Jones held various positions with Insight, most recently as Vice President of Operations. Mr. Jones received a Bachelor of Science degree in Justice Studies from Arizona State University.

      Evan D. Braun. Since June 2000, Mr. Braun has served as Senior Vice President, Client Relations of Direct Alliance. From 1992 to 1997, Mr. Braun was employed by Insight Direct and served in many positions, including Director of Sales Operations. In 1997, Mr. Braun began his career at Direct Alliance, where he has held numerous positions. Mr. Braun received a Bachelor of Science in Marketing from Southern Illinois University.

      Ian R. Gilyeat. In May 2000, Mr. Gilyeat was appointed Senior Vice President, Marketing and Databases. From 1999 to May 2000, Mr. Gilyeat served as the Vice President of Marketing of Direct Alliance. From 1997 to 1999, Mr. Gilyeat was a principal in New Media Communication, Inc., an interactive media consulting firm. From 1995 to 1997, Mr. Gilyeat was employed in several positions with Insight Direct, most recently as Vice President, Customer Operations. Prior to joining Insight, Mr. Gilyeat held several senior database marketing positions with Novell and WordPerfect Corporation. Mr. Gilyeat attended Brigham Young University.

      John-Scott Dixon. Mr. Dixon has served as the Senior Vice President, e-commerce for Direct Alliance since June 2000. From 1998 to 2000, he was the Vice President, e-commerce for Sprint/ Sprint PCS. From 1994 to 1998, he served as the Director, e-commerce of Insight Direct. Mr. Dixon is an adjunct professor, e-commerce for the University of Missouri, Kansas City. Mr. Dixon received Bachelor of Science degrees in both Journalism and Business from the University of Kansas, a Masters in Business Administration from the University of Missouri — Kansas City and a Juris Doctorate degree from the University of Tulsa.

  Directors

      Timothy A. Crown. Mr. Crown has been a director of Direct Alliance since 1993 and was appointed Chairman of the Board of Direct Alliance in December 2000. Mr. Crown has been the Co-Chief Executive Officer of Insight since January 2000 and a director of Insight since 1994. Mr. Crown has been employed by Insight or one of its predecessors since 1988 and has been President since 1989. He received a Bachelor of Science degree in Business and Computer Science from the University of Kansas in 1986. Timothy A. Crown is the brother of Eric J. Crown.

      Eric J. Crown. Mr. Crown has been a director of Direct Alliance since 1993. Mr. Crown has been the Co-Chief Executive Officer of Insight since January 2000. From 1994 to January 2000, Mr. Crown served as sole Chief Executive Officer of Insight, and since 1994 has served as Chairman of the Board of Insight. Additionally, Mr. Crown has held director positions with Insight’s predecessor corporations since 1988 and is one of Insight’s founders. He received a Bachelor of Science degree in Business Computer Information Systems from Arizona State University. Eric J. Crown is the brother of Timothy A. Crown.

      Branson (“Tony”) M. Smith. Information regarding Mr. Smith is set forth above.

Composition and Committees of the Board of Directors

      Our board must be composed of at least three, but not more than nine directors, as determined by the board. Our bylaws provide that the board shall determine the number of members of our board of directors. Our board of directors is currently composed of three directors.

      Our board of directors is divided into three classes as nearly equal in size as possible with staggered, three-year terms. At each annual meeting of our stockholders, the successors to the class of directors whose term expires at that time will be elected for a three-year term.

      Prior to the completion of this offering, we intend to establish an audit committee and a compensation committee. The audit committee will consist solely of independent directors and the compensation committee will consist of a majority of independent directors.

Compensation of Directors

      Upon completion of this offering, each non-employee director will receive $2,500 per quarter, $1,000 per board meeting attended and $500 per committee meeting attended. Employee directors will not receive additional board or committee meeting fees.

      Non-employee directors will be eligible to receive stock options under our 2000 Long-Term Incentive Plan. We currently intend to grant our non-employee directors an initial grant of 3,000 options which are exercisable for ten years at the initial public offering price and vest over a three year period, subject to continued board service. Thereafter, non-employee directors will be eligible for a grant of 3,000 shares upon re-election, which are exercisable for ten years at the fair market value of the stock on the date of the grant. We reimburse directors for their reasonable expenses incurred in attending board and committee meetings.

Ownership of Insight Stock By Our Directors and Executive Officers

      Since all of our common stock is currently owned by Insight, none of our directors or executive officers owns any of our common stock. To the extent that these individuals own shares of Insight common stock at the time of the proposed spin-off, they will participate in the spin-off on the same terms as the other Insight stockholders.

      The following table sets forth the number of shares of Insight common stock beneficially owned on September 30, 2000 by each Direct Alliance director and by our chief executive officer, our four other most highly compensated executive officers, and all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Except as otherwise noted, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities.

	Number of Shares
	of Insight
	Common Stock
	and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership		of Class

Eric J. Crown	1,719,120	(1)	4.1

Timothy A. Crown	1,590,935	(2)	3.8

Branson (“Tony”) M. Smith	38,961	(3)	*

James D. Kebert	30,871	(4)	*

Daniel C. Sager	30,657	(5)	*

Michael D. Rather	15,630	(6)	*

Hugh B. Jones	9,912	(7)	*

All directors and executive officers as a group (ten individuals)	3,449,310	(8)	8.3

*	Percentage represents less than 1% of the total shares of Insight common stock outstanding as of September 30, 2000.

(1)	Includes 505 shares beneficially owned by Mr. Eric Crown’s spouse, 115,311 shares subject to options exercisable within 60 days of September 30, 2000 and 196 shares held in Insight’s 401(k) Plan.

(2)	Includes 203,296 shares subject to options exercisable within 60 days of September 30, 2000 and 172 shares held in Insight’s 401(k) Plan.

(3)	Includes 37,500 shares subject to options exercisable within 60 days of September 30, 2000 and 175 shares held in Insight’s 401(k) Plan.

(4)	Includes 15,625 shares subject to options exercisable within 60 days of September 30, 2000 and 153 shares held in Insight’s 401(k) Plan.

(5)	Includes 30,656 shares subject to options exercisable within 60 days of September 30, 2000 and one share held in Insight’s Employee Stock Purchase Plan.

(6)	Includes 14,860 shares subject to options exercisable within 60 days of September 30, 2000, 180 shares held in Insight’s 401(k) Plan and five shares held in Insight’s Employee Stock Purchase Plan.

(7)	Includes 9,063 shares subject to options exercisable within 60 days of September 30, 2000, 152 shares held in Insight’s 401(k) Plan and 697 shares held in Insight’s Employee Stock Purchase Plan.

(8)	Includes 438,766 shares subject to options exercisable within 60 days of September 30, 2000.

Executive Compensation

  Summary Compensation Table

      The following table provides information concerning the compensation paid to our chief executive officer and our four other executive officers who, based on salary and bonus compensation from Insight and its subsidiaries, were the most highly compensated officers of Direct Alliance during the year ended December 31, 1999.

				Long Term
	Annual			Compensation
	Compensation			Awards

				Restricted	Securities	All Other
Name and		Salary	Bonus	Stock	Underlying	Compensation
Principal Position(1)	Year	($)	($)	Awards($)(2)	Options(#)	($)(3)

Branson (“Tony”) M. Smith	1999	200,000	72,538	41,235	150,000	3,458
Chief Executive Officer	1998	155,000	20,922	31,988	84,375	1,737
and President	1997	146,000	36,118	—	101,250	1,620

James D. Kebert	1999	120,000	—	69,064	41,287	2,323
Chief Financial Officer,	1998	103,000	6,637	40,001	4,218	1,462
Secretary and Treasurer	1997	90,500	9,343	—	20,670	1,954

Michael D. Rather	1999	131,500	29,722	—	11,250	3,105
Executive Vice President,	1998	110,171	14,275	30,000	12,655	1,775
Business Management	1997	87,500	8,700	—	45,980	1,571

Daniel C. Sager	1999	157,237	23,022	—	11,250	776
Executive Vice President,	1998	126,717	23,395	40,001	42,187	690
Business Development	1997	114,675	17,147	—	20,670	690

Hugh B. Jones	1999	108,167	15,722	—	7,500	2,358
Senior Vice President,	1998	75,350	6,000	20,000	11,250	1,557
Operations	1997	57,213	6,500	—	26,322	1,254

(1)	The compensation in this Summary Compensation Table includes compensation paid or awarded by Insight.

(2)	Represents the value based on the number of shares of Insight common stock awarded multiplied by the closing price per share on the date of grant, as reported by the Nasdaq National Market. The value of the 1,287 and 3,750 shares of Insight restricted stock held at September 30, 2000 by Messrs. Smith and Kebert, respectively, was $35,071 and $102,188 as of September 30, 2000 (calculated by multiplying the number of shares held by the closing price per share on September 29, 2000, the last trading day before September 30, 2000, as reported by the Nasdaq National Market). Recipients of Insight restricted common stock are entitled to receive any dividends declared on the common stock of Insight, regardless of whether such shares have vested. The restricted stock vests quarterly over a period of three years from the date of grant, subject to acceleration in certain circumstances, except Mr. Kebert’s restricted stock vests annually over a period of three years from the date of grant. Messrs. Rather, Sager and Jones did not own any shares of Insight restricted stock at September 30, 2000.

(3)	Represents payments for disability insurance premiums and 401(k) contributions made by Insight to the accounts of the executive officers in the following amounts, respectively: $958 and $2,250 in 1999, $784 and $953 in 1998, and $783 and $837 in 1997 for Mr. Smith; $523 and $1,800 in 1999, $461 and $1,001 in 1998, and $461 and $1,493 in 1997 for Mr. Kebert; $660 and $2,445 in 1999, $439 and $1,336 in 1998, and $439 and $1,132 in 1997 for Mr. Rather; $776 and $— in 1999, $690 and $— in 1998, and $690 and $— in 1997 for Mr. Sager; and $561 and $1,797 in 1999, $307 and $1,250 in 1998, and $307 and $947 in 1997 for Mr. Jones.

  Grant of Insight Stock Options in 1999

      The following table provides information regarding stock options to purchase shares of Insight common stock granted during 1999 to the named executive officers. We expect to issue options to purchase Direct Alliance common stock to replace the unvested options to acquire Insight common stock which will expire upon the spin-off. See “Management — Treatment of Insight Stock Options.”

					Potential Realizable
	Individual Grants				Value At Assumed
					Annual Rates
		% of Total			of Stock Price
	Number of	Options			Appreciation
	Securities	Granted to	Exercise		For Option Term(2)
	Underlying Options	Employees in	Price	Expiration
Name	Granted(1)	1999	per Share	Date	5%	10%

Branson (“Tony”) M. Smith	37,500	1.57	$16.9167	7/01/09	$398,956	$1,011,032
	112,500	4.72	18.4167	9/28/09	1,302,993	3,302,041

James D. Kebert	11,250	*	13.0000	3/23/09	91,976	233,085
	37	*	15.1667	4/12/09	353	894
	15,000	*	16.9167	7/01/09	159,582	404,413
	15,000	*	18.4167	9/28/09	173,732	440,272

Michael D. Rather	11,250	*	18.4167	9/28/09	130,299	330,204

Daniel C. Sager	11,250	*	15.1667	4/12/09	107,305	271,931

Hugh B. Jones	7,500	*	19.7917	10/06/09	93,352	236,572

*	Less than 1%.

(1)	The options vest in equal one-third increments on each anniversary date of the date of grant.

(2)	Amounts represent hypothetical gains that could be achieved over the full option term (ten years). The potential realizable value is calculated by assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the term of the option at the specified annual rates, and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Insight common stock.

  Grant of Direct Alliance Options in 2000

      The following table provides information regarding stock options to purchase shares of Direct Alliance common stock granted during the nine months ended September 30, 2000 to the named executive officers.

					Potential Realizable
	Individual Grants				Value At Assumed
					Annual Rates
		% of Total			of Stock Price
	Number of	Options			Appreciation
	Securities	Granted to	Exercise		For Option Term(4)
	Underlying Options	Employees in	Price	Expiration
Name	Granted(1)	the Period(2)	per share(3)	Date	5%	10%

Branson (“Tony”) M. Smith	600,000	20.2	$1.42	5/6/06	$289,761	$657,370

James D. Kebert	100,000	3.4	1.42	5/6/06	48,294	109,562

Michael D. Rather	100,000	3.4	1.42	5/6/06	48,294	109,562

Daniel C. Sager	100,000	3.4	1.42	5/6/06	48,294	109,562

Hugh B. Jones	60,000	2.0	1.42	5/6/06	28,976	65,737

(1)	These options were granted on May 5, 2000, 25% of which are exercisable on the consummation of this offering, and thereafter 25% are exercisable on each anniversary date following consummation of the offering.

(2)	The named executive officer’s options represent the following percent of total options granted to employees and non-employees during the fiscal year as follows: Mr. Smith 17.6%, Mr. Kebert 2.9%, Mr. Rather 2.9%, Mr. Sager 2.9% and Mr. Jones 1.8%.

(3)	Exercise price was determined at the date of grant by an independent valuation of the market value of the common stock of Direct Alliance, which was reviewed and approved by the Board of Directors.

(4)	Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of Direct Alliance common stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the Securities and Exchange Commission, Potential Realizable Value is based upon the exercise price of the options, which is substantially less than the expected initial public offering price. Therefore, the Potential Realizable Values may be significantly understated.

  Exercises of Insight Stock Options and Year End Option Values

      The following table shows aggregate exercises of options to purchase Insight common stock in 1999 by the named executive officers and the value of unexercised and unvested options held by the named executive officers at December 31, 1999. Unless exercised prior thereto, the unexercised options reflected below will be replaced with options to purchase Direct Alliance common stock in connection with the completion of the spin-off. See “Management — Treatment of Insight Stock Options.”

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options		In-The-Money Options
	Shares Acquired		At Year-End(#)		At Year-End($)(2)(3)
	on Exercise	Value
Name	(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Branson (“Tony”) M. Smith	87,177	1,421,992	—	231,568	—	2,748,874

James D. Kebert	33,607	477,921	—	50,990	—	603,610

Michael D. Rather	19,547	285,944	3	30,794	64	416,643

Daniel C. Sager	18,139	277,192	23,766	40,640	376,012	592,186

Hugh B. Jones	2,530	29,060	8,813	21,749	135,138	281,605

(1)	Calculated by determining the difference between the sale price of the Insight common stock on the date of exercise as reported by the Nasdaq National Market and the exercise price.

(2)	Represents the number of shares of Insight common stock underlying the options (excluding options the exercise price of which was more than the market value of the underlying securities) multiplied by the difference of the closing market price at September 30, 2000 of $27.08 and the exercise price.

(3)	Options are in-the-money if the fair value of the shares of common stock exceeds the exercise price.

  Direct Alliance Year End Option Values

      The following table shows the number of shares of common stock represented by outstanding stock options held by each of the named executive officers at September 30, 2000. None of the named executive officers exercised any Direct Alliance stock options during the nine months ended September 30, 2000.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options		In-The-Money Options
	At September 30, 2000		At September 30, 2000(1)(2)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Branson (“Tony”) M. Smith	—	600,000	$—	$

James D. Kebert	—	100,000	—

Daniel C. Sager	—	100,000	—

Michael D. Rather	—	100,000	—

Hugh B. Jones	—	60,000	—

(1)	Options are in-the-money if the fair market value of the shares of Common Stock exceeds the exercise price.

(2)	Assumes a per share fair market value equal to per share (the mid-point of the estimated initial public offering price range).

  Employment Agreements

      We have an employment agreement with our Chief Executive Officer and President, Branson (“Tony”) M. Smith. The agreement is dated July 1, 1999 and expires on June 30, 2001. The agreement automatically renews for two year periods, unless notice is given by either party at any time prior to renewal. The agreement provides that Mr. Smith will receive an annual base salary of $200,000 plus an incentive bonus based on our net earnings. The agreement also provides that we can terminate Mr. Smith without cause with 90 days written notice. If Mr. Smith is terminated without cause, then he will receive the total amount due under his current employment term, including salary and incentive bonus, and become fully vested under all stock bonus and stock option plans. Mr. Smith can terminate his employment for good reason (as defined in the agreement) with 30 days advance written notice to us and without good reason with 90 days advance written notice to us. In addition, the agreement provides that if Mr. Smith terminates his employment within 120 days of a change in control (as defined in the agreement) or with good reason within 24 months of a change in control or if Mr. Smith’s employment is terminated without good cause within 24 months of a change in control, then Mr. Smith will (i) receive two times his annual base salary plus two times any other incentive compensation; (ii) become vested in all stock option and stock bonus plans; and (iii) continue to receive all life, disability, health, accident, and dental insurance for 24 months from the date of termination of Mr. Smith’s employment or until Mr. Smith obtains the same benefits from another employer. In addition, Mr. Smith is entitled to a payment equal to any taxes due under Section 4999 of the Internal Revenue Code, if Mr. Smith receives any payments due to a change in control.

  Treatment of Insight Stock Options

      Most of Direct Alliance’s employees were granted options to purchase Insight common stock under Insight’s various stock plans. Unvested Insight options held by our employees will expire upon or soon after the spin-off date pursuant to the terms of the Insight stock plans. As of September 30, 2000, our employees held unvested options to purchase 900,640 shares of Insight common stock at a weighted average exercise price per share of $20.59. The closing price of Insight’s common stock on September 29, 2000, the last trading day prior to September 30, 2000, was $27.25 per share.

      In connection with the completion of the spin-off, all unvested Insight stock options held by our employees will be replaced with options to acquire a number of shares of our common stock equal to the number of shares of Insight common stock subject to such Insight stock option as of the date of the completion of the spin-off, multiplied by the Ratio described below, rounded down to the nearest whole share. The per share exercise price of such replaced stock option will equal the per share exercise price of such Insight stock option divided by the Ratio.

      The “Ratio” means the amount determined by dividing:

•	the average of the daily high and low per share prices of the Insight common stock, as reported in The Wall Street Journal, during the three trading days ending on the record date established by the Insight Board of Directors for the spin-off; by

•	the average of the daily high and low per share prices of our common stock, as reported by The Wall Street Journal, for the three trading days commencing on the day after such record date.

      Substantially all of the other terms and conditions of each substitute stock option, including the time or times when, and the manner in which, each option will be exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, the rules that will apply in the event of the termination of employment of the employee, the events, if any, that may give rise to an employee’s right to accelerate the vesting or the time or exercise thereof and the vesting provisions, will be the same as those of the replaced Insight stock options.

Employee Benefit Plans

  Direct Alliance Corporation 2000 Long-Term Incentive Plan

      We have adopted the Direct Alliance Corporation 2000 Long-Term Incentive Plan and Insight, as our sole stockholder, has approved the plan. This plan enables us to make awards of stock options, stock appreciation rights, performance shares, restricted stock awards, or other stock-based compensation awards. We believe it provides us with flexibility in designing and providing incentive compensation in order to attract and retain employees and directors who are in a position to make a significant contribution to our success, to reward employees and directors for past contributions and to encourage employees and directors to take into account our long-term interests through ownership of our common stock. The aggregate number of shares of stock reserved and available for grant under the plan is 7,000,000.

      The plan will be administered by the compensation committee of the board of directors. The committee, subject to approval by the board, will have the power and authority to make all decisions concerning the administration of the plan, including who participants in the plan will be, the type and number of awards that will be granted, the exercise price of any awards granted, how a participant may pay the exercise price, and the terms of awards to individual participants.

      The committee may grant stock options under the plan to any officer, employee, director, and consultant or independent contractor. Stock options enable the recipient to purchase shares of our common stock at a price to be specified by the committee at the time the award is made. The plan permits the granting of stock options to qualify as incentive stock options under Section 422 of the Internal Revenue Code, which may only be granted to employees, and stock options that do not qualify for incentive stock option treatment, which may be granted to officers and other employees, non-employee directors, and consultants or independent contractors. The committee will determine the per share exercise price of all stock options. As a general rule, the exercise price for any option granted under the plan will not have an exercise price less than fair market value, but, except for grants of incentive stock options, the committee will be able to grant options with an exercise price lower than fair market value. The exercise price of incentive stock options granted to individuals owning more than 10% of the total combined voting power of Direct Alliance may not have an exercise price less than 110% of the fair market value and may not be exercisable more than five years from the date of grant. Options may not be exercisable for more than ten years from the date of grant.

      The committee will be able to award stock appreciation rights under the plan. A stock appreciation right entitles the recipient to surrender an exercisable award in exchange for a payment equal to the excess of the fair market value of a share of common stock on the date of surrender over the fair market value of a share of common stock on the date the award was made. The grant price of a share of stock related to any incentive stock option cannot be less than the fair market value of a share of common stock on the date the stock appreciation right is granted. The committee will determine when a stock appreciation award may be surrendered over its term.

      The committee will be able to grant performance shares under the plan. An award of performance shares entitles the recipient to receive common stock in an amount based on the satisfaction of performance goals determined by the committee. The number and value of performance shares a recipient is entitled to depends on to what extent performance goals are satisfied. The committee will be able to determine the time period during which the performance goals must be met, but in all cases the time period in which performance goals must be met must exceed six months. Performance share awards are payable in cash, stock, or other property.

      The committee may grant shares of restricted stock under the plan. An award of restricted stock entitles the recipient to shares of our common stock, subject to the conditions imposed by the committee, which may include a vesting requirement. Until the restrictions lapse, shares of restricted stock are non-transferable.

      We have made grants of stock options to some of our directors and employees, including our executive officers, under the plan. The right to purchase shares under the stock option agreements with Insight’s officers and employees were fully vested on the date of grant, and are exercisable on the fifth anniversary of the date of grant. The vesting and exercisability of these options accelerate upon the consummation of this offering. All of these options were granted at a weighted average exercise price of $1.42. There are a total of 3,410,000 options currently outstanding, and 25% of these options will become exercisable upon the consummation of this offering, and thereafter 25% become exercisable on each anniversary date of the consummation of this offering.

  2000 Employee Stock Purchase Plan

      We intend to adopt the Direct Alliance Corporation 2000 Employee Stock Purchase Plan. The plan will be effective as of the completion of the spin-off. The plan will permit our employees to purchase shares of our common stock through payroll deductions, which must be at least $25 and no more than 20% of the of an employee’s compensation. The purpose of the plan will be to provide employees with an opportunity to share in our growth. Any employee who has regularly worked at least ten hours per week and who has been employed by us for at least 90 continuous days will be eligible to participate in the plan. However, any individual who is an insider as defined in Section 16 of the Securities Exchange Act of 1934, as amended, will not be eligible to participate in the plan. The plan will not limit the number of shares we are authorized to issue under the plan. The board of directors or the compensation committee will have the power and authority to make all decisions concerning the administration of the plan, including who participates in the plan and the duration of purchase periods. Within the range provided in the plan, a plan participant will determine how much to deduct from his or her payroll during a three-month purchase period. At the end of each three-month purchase period, an employee will purchase as many shares as he or she can using his or her total payroll deductions for the three-month purchase period divided by the discounted purchase price of the shares. The plan will offer employees a discounted purchase price equal to 85% of the average fair market value of the common stock for the five business days immediately preceding the first day of the purchase period, or a lower price determined by the board of directors or the compensation committee. Upon the termination of an employee, except for termination resulting from death, or upon placing an employee on probation, all payroll deductions held in an account for the employee will be distributed to the employee and the employee will no longer be eligible to purchase any shares under the plan. Upon the death of an employee, the employee’s beneficiary will have certain rights to elect to sell all or part of the shares previously issued to the employee and receive a distribution of the cash proceeds from the sale or to receive a certificate for the shares of our common stock previously purchased by the employee. The board of directors or the compensation committee will be able to, at any time, terminate, amend or modify the plan. However, none of these actions by the board or the compensation committee can adversely affect the rights of a holder of any previously granted award.

  401(k) Plan

      Our eligible employees are currently eligible to participate in Insight’s 401(k) retirement and deferred savings plan. Insight’s plan is intended to qualify as a tax-qualified plan under the Internal Revenue Code. Employees are eligible to participate in the plan on the first day of the first, fourth, seventh and tenth months in a year following the completion of three consecutive months, in which an employee is credited with at least one hour of work or service with Direct Alliance or Insight beginning on the first day of work or any anniversary of that day. All amounts contributed by participants and earnings on participant contributions are fully vested at all times. Insight may contribute a variable amount, selected by us, of a participant’s contributions, subject to legal limits that can be made to highly paid participants. Insight may also make discretionary profit sharing contributions, in an amount determined by Insight. All accounts under the plan are fully vested at all times. We anticipate, pursuant to the terms of the employee benefits agreement with Insight, to adopt a Direct Alliance 401(k) retirement and deferred savings plan on or before the date of the spin-off. We will give our employees credit under this plan for their service with Insight. See “Certain Transactions — Employee Benefits Agreement.”

  Indemnification of Directors and Executive Officers and Limitation of Liability

      Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that the directors of a corporation will not be personally liable for monetary damages for a breach of fiduciary duties as a director, except liability for:

•	a breach of the director’s duty of loyalty to the company or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful stock repurchases or payment of dividends or redemptions; or

•	transactions from which the director derived an improper personal benefit.

      These limitations of liability do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

      As permitted by Delaware law, our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions; and

•	these rights to indemnification and advancement of expenses provided in the bylaws are not exclusive.

      We have entered into separate indemnification agreements with each of our directors and officers. Those indemnification agreements require us to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, so long as the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that his or her conduct was unlawful. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

      At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us is sought. In addition, we are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

CERTAIN TRANSACTIONS

Spin-Off

      The separation of Direct Alliance from Insight will be effected pursuant to a separation and distribution agreement and other ancillary agreements that will govern various interim and ongoing relationships between us and Insight. These agreements relate to the spin-off, tax matters and the provision of certain interim services. These agreements also require us to cooperate with Insight to complete the spin-off.

      All of our agreements with Insight were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our spin-off from Insight. Although we generally believe that the terms of these agreements are fair, they were not negotiated at arm’s length and we cannot assure you that similar terms would have been agreed to had the parties been independent.

      Set forth below is a summary description of the separation and distribution agreement and certain of the ancillary agreements. This description, which summarizes the material terms of such agreements, is not complete. You should read the full text of these agreements, which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

  Separation and Distribution Agreement

      General. Upon the completion of this offering, we will enter into a separation and distribution agreement with Insight which governs our respective rights and duties with respect to the spin-off. Although Insight has announced that it plans to complete the spin-off, and we have agreed to cooperate with Insight to complete the spin-off, there are various conditions to the completion of the spin-off and Insight may abandon the spin-off in its sole and absolute discretion. Consequently, we cannot assure you as to whether or when the spin-off will occur.

      The Spin-Off. The completion of the spin-off is subject to the satisfaction, or waiver by Insight in its sole discretion, of various conditions, including the following:

•	Receipt by Insight of a ruling by the Internal Revenue Service that, among certain other tax consequences of the transaction, the spin-off will qualify as a tax-free distribution for federal income tax purposes and will not result in the recognition of taxable gain or loss for federal income tax purposes to Insight or its stockholders. Insight presently intends to submit its ruling request to the IRS in January 2001, and it generally takes four to six months to receive a ruling from the IRS. Whether a favorable ruling will be issued depends on a number of determinations that are based on the particular facts and circumstances of Insight and our company. Although we believe that these determinations will be made favorably to Insight, there is no guarantee that Insight will receive a favorable ruling.

•	Receipt of all material consents necessary to consummate the spin-off.

•	The absence of any court orders, injunctions, decrees, regulations or other legal restraint preventing the completion of the spin-off.

•	No occurrence of any event or development after this offering that, in the sole judgement of Insight, would result in the spin-off having a materially adverse effect on Insight, Direct Alliance, or their stockholders.

      We have agreed to cooperate with Insight to accomplish the spin-off and, at Insight’s direction, promptly take all actions necessary or desirable to effect the spin-off.

      Replacement Stock Options. In connection with the completion of the spin-off, we intend to replace all unvested Insight stock options held by our employees with options to acquire shares of our common stock. See “Management — Treatment of Insight Stock Options.”

      Other Covenants. After the offering, Insight will continue to own a significant portion of our common stock. As a result, Insight will continue to include us as a “subsidiary” for various financial reporting, accounting and other purposes. Accordingly, for so long as Insight continues to own at least 50% of our outstanding common stock, we have agreed that:

•	we will not, without Insight’s prior written consent, which it may withhold in its sole and absolute discretion, take any action which has the effect of limiting Insight’s ability to freely sell, pledge or otherwise dispose of shares of our common stock or limiting the legal rights of or denying any benefit to Insight as a stockholder in a manner not applicable to stockholders generally; and

•	we will not, without Insight’s prior written consent, which it may withhold in its sole and absolute discretion, issue any shares of common stock or any rights, warrants or options to acquire our common stock, if, after giving effect to such issuance, Insight would own less than 50% of the then outstanding shares of our common stock, except that this will not restrict us from issuing options that will not vest or become exercisable prior to the effective date of the spin-off.

      Indemnification. We have agreed to indemnify Insight against any losses, claims, damages or liabilities arising from the conduct of our business, whether arising before or after the completion of this offering. Insight has agreed to indemnify us against any losses, claims, damages or liabilities arising from the conduct of its business, other than our business, whether arising before or after the completion of this offering. We have also agreed to indemnify Insight for certain tax liabilities in connection with the spin-off. See “Certain Transactions — Tax Matters.”

  Tax Matters

      Upon completion of this offering, we will enter into a tax indemnification and allocation agreement with Insight to govern the allocation of tax liabilities and to set forth agreements with respect to certain other tax matters.

      Insight generally will pay all taxes attributable to Direct Alliance and its subsidiaries for tax periods or portions thereof ending on or before the effective date of this offering, except to the extent of any accruals therefor on the books and records of Direct Alliance or its subsidiaries for such taxes under generally accepted accounting principles. Thereafter, for tax periods or portions thereof during which we are a member of the Insight consolidated, combined or unitary group, we will be apportioned our share of the group’s income tax liability, based upon our taxable income determined separately from Insight’s taxable income, and we will pay our calculated taxes to Insight, which will then file a consolidated, combined or unitary return with the appropriate tax authorities. There may be certain U.S. state or local jurisdictions in which we will file separate income tax returns, not combined or consolidated with Insight, for such tax periods. In that circumstance, we would file a tax return with the appropriate tax authorities, and pay all taxes directly to the tax authority. We will prepare and file all tax returns, and pay all income taxes due with respect to all tax returns required to be filed by us for all tax periods after we cease to be a member of the Insight consolidated, combined or unitary group. Generally, under the Internal Revenue Code, we will cease to be a member of the Insight consolidated group upon the completion of the spin-off or if Insight owns less than 80% of our outstanding capital stock.

      Insight is responsible for most United States tax adjustments related to Direct Alliance for all periods or portions thereof ending on or before the effective date of the offering. In addition, we and Insight have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods prior to the time that we cease to be a member of the Insight consolidated group. We and Insight have agreed to indemnify each other for tax liabilities resulting from the failure to cooperate in such audits, litigation or appeals, and for any tax liability resulting from the failure to maintain adequate records.

      Notwithstanding the tax sharing and indemnification agreement, for all periods in which Insight owns or owned 80% or more of our capital stock, we are included in Insight’s consolidated group for federal income tax purposes. If Insight or other members of the consolidated group fail to make any federal income tax payments, we would be liable for the shortfall since each member of a consolidated group is liable for the group’s entire tax obligation.

      Under the tax indemnification and allocation agreement, Insight has agreed to indemnify us against any taxes resulting from the failure of the spin-off to qualify for tax-free treatment, except that we will be liable for, and we will indemnify Insight against, any taxes resulting from the failure of the spin-off to qualify for tax-free treatment if it is the result of our engaging in a “Prohibited Action” or the occurrence of a “Disqualifying Event.” Any tax liability arising from the spin-off would only arise after the spin-off occurred and neither we nor Insight have the option to rescind the spin-off if tax liability results.

      A “Prohibited Action” is defined as:

•	if we take any action which is inconsistent with the tax treatment of the spin-off as contemplated in the IRS tax ruling; or

•	if, prior to the spin-off, we issue shares of stock or take any other action that would result in our not being controlled by Insight within the meaning of Section 368(c) of the Code.

      A “Disqualifying Event” includes any event involving the direct or indirect acquisition of the shares of our capital stock after the spin-off which has the effect of disqualifying the spin-off from tax-free treatment, whether or not the event is the result of our direct action or within our control.

  Employee Benefits Agreement

      Although none of our current employees are expected to become employees of Insight, or vice versa, various Insight employee benefit plans will be modified to reflect the fact that they will no longer cover our employees and we will create new employee benefit plans on behalf of our employees. We will enter into an employee benefits agreement with Insight which will set forth the agreements between us and Insight regarding this transition.

  Insurance Matters Agreement

      We will enter into an insurance matters agreement with Insight which will govern the rights and obligations between us and Insight with respect to various pre-existing contracts insuring Insight and covering risks associated with, or arising out of, our business. The types of policies covered by the insurance matters agreement include, without limitation, automobile liability and comprehensive and general liability. The insurance matters agreement also establishes certain procedures for dealing with pending litigation, new litigation and the resolution of any disputes between us and Insight concerning that agreement.

  Interim Administrative Services Agreement

      As of the effective date of the spin-off, we will enter into an interim administrative services agreement which will govern the administrative and financial services that Insight will continue to provide to us on an interim basis. In general, Insight will provide specified tax management, legal, employee benefits, insurance and risk management and cash management services to us for a period of up to six months after the spin-off. We will compensate Insight at negotiated amounts which we believe will be comparable to rates we could have achieved through arm’s-length negotiations and which we believe will approximate current intercompany allocations.

Other Transactions

  Purchase of Building

      We intend to purchase from Insight the building we currently occupy on South Hardy Drive. See “Business — Facilities.” The purchase price will be the net book value at the time of purchase, which was $6.0 million at September 30, 2000. The building is subject to mortgage financing in the principal amount of $4.5 million, as of September 30, 2000. We intend to assume or refinance the mortgage, although we cannot assure you that we will be able to obtain such financing on terms acceptable to us, or at all. Insight purchased the facility in October 1999, for a total consideration of $6.0 million. Although we believe the terms of this transaction are fair, it was negotiated in the context of a parent-subsidiary relationship, and the terms may have been different had the parties been independent. We currently occupy this building without a lease agreement and Insight charges us expense for depreciation and interest associated with the building. This amount was $104,000 for the year ended December 31, 1999, and $422,000 for the nine months ended September 30, 2000.

  Sale of Phone Switch

      We expect to sell our existing phone switch to Insight during the first quarter of 2001 for a purchase price equal to the net book value of the switch, which was $1.3 million at September 30, 2000. This sale will be made in connection with our purchase from a third-party of a new, higher capacity switch for approximately $1.8 million.

  Issuance of Stock Options to Insight Executives

      In May 2000, we granted to certain Insight executives who are directors of Direct Alliance the following options to purchase shares of our common stock at an exercise price of $1.42 per share:

Number of Shares
Optionee	Subject to Option

Eric J. Crown	600,000

Timothy A. Crown	600,000

      These options were issued under our 2000 Long-Term Incentive Plan and are fully vested. Upon completion of this offering, the options will be exercisable as to 25% of the number of shares subject to such options. An additional 25% will become exercisable on each subsequent anniversary of this offering.

PRINCIPAL STOCKHOLDER

      Prior to this offering, all of the outstanding shares of our common stock are owned by Insight. After this offering, Insight will own approximately           % (or approximately           % if the underwriters exercise their over-allotment option in full) of our outstanding common stock. Except for Insight, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering. Insight’s principal executive offices are located at 1305 West Auto Drive, Tempe, Arizona 85284.

      At this time, it is not possible to predict who our 5% or more beneficial owners will be at the time of our spin-off from Insight (which is anticipated to be in late 2001) since that will depend upon:

•	who owns 5% of our stock at that time;

•	who owns 5% or more of the Insight stock at that time; and

•	the number of outstanding shares of each company at the time (which will be used to determine the distribution ratio for purposes of issuing our shares to Insight stockholders as of the record date for the distribution).

      Nevertheless, based upon information known to Insight regarding persons who beneficially own 5% or more of its common stock, the only person who beneficially owns such amount is as follows:

Name and Address	Number of
of Beneficial Owner(1)	Shares(1)	Percent(2)

Janus Capital Corporation	2,810,787	6.79%
100 Filmore Street
Denver, Colorado 80206-4923

(1)	Beneficial ownership as defined in Rule 13d-3 of the Securities Exchange Act of 1934. Information in the table is given in reliance upon information set forth in Insight’s proxy statement dated April 13, 2000 for its annual meeting of stockholders and the named stockholder’s Schedule 13F dated September 30, 2000, both as filed with the Securities and Exchange Commission.

(2)	Based upon 41,368,767 shares of Insight common stock outstanding as of September 30, 2000, which is reported in Insight’s Form 10-Q for the quarterly period ended September 30, 2000.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock.

Common Stock

      Prior to this offering, there were 30,000,000 shares of common stock outstanding, all of which were held of record by Insight.

      The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any preferred stock then outstanding. The holders of our common stock have no preemptive, subscription or conversion rights. The outstanding shares of common stock are, and all shares of common stock being offered hereby will be upon the completion of this offering, fully paid and nonassessable.

Preferred Stock

      Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders and may adversely affect the market price, and the voting and other rights, of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting rights to others. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter and Bylaws and Delaware Law

      Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of our company. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

      Classified Board of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

      Stockholder Meetings. Our certificate of incorporation provides that special meetings of our stockholders may be called only by the chairman of the board, our president, a majority of the whole board of directors or at the request in writing of stockholders owning a majority or more in amount of our capital stock issued and outstanding and entitled to vote.

      Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting as of the date Insight no longer owns at least 50% of our common stock. Prior to that date, Insight, as our majority stockholder, may take corporate actions requiring stockholder approval by written consent without a stockholders’ meeting.

      Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder nominations for the election of directors and stockholder proposals to be brought at any meeting of our stockholders. These provisions may preclude stockholders from making nominations for directors at an annual or special meeting of stockholders or from bringing other matters before an annual meeting of stockholders.

      Amendment of Charter Provisions. Any of the above provisions can be amended by the holders of at least two-thirds of our outstanding stock.

      Transactions with Interested Persons. Without approval by the holders of at least two-thirds of each class of our outstanding stock, we are prohibited from entering into any of the following transactions with interested persons:

•	any merger or consolidation to which we, or any of our subsidiaries, and an interested person are parties;

•	any sale or other disposition by us, or any of our subsidiaries, of all or substantially all of our or such subsidiary’s assets to an interested person;

•	any purchase or other acquisition by us, or any of our subsidiaries, of all or substantially all of the assets or stock of an interested person; or

•	any other transaction with an interested person which requires the approval of our stockholders under the Delaware General Corporation Law.

      Our certificate of incorporation does not require approval of these types of transactions by the holders of at least two-thirds of each class of our outstanding stock if the transaction is approved by the resolution of our board of directors, but only if continuing directors comprise a majority of the board of directors approving the transaction. Continuing directors means any member of our board of directors who:

•	is not an interested person;

•	is not an affiliate, associate, representative or nominee of an interested person or of such affiliate or associate; and

•	was a member of our board of directors on December 21, 2000; was a member of our board of directors prior to the date that the person, firm, corporation or group with whom such transaction is proposed, became an interested person; or whose initial election as one of our directors succeeds a continuing director or is a newly created directorship, and in either case was recommended, appointed or elected by a majority vote of the continuing directors then in office.

      “Interested person” means any person, firm, corporation, or group including any person directly or indirectly controlling or controlled by or under the direct or indirect common control of a person, firm or corporation or group, which owns of record or beneficially, directly or indirectly, 5% or more of any class of our voting stock. Interested person does not include a person, firm, corporation or group, which owned of record or beneficially 25% or more of any class of our voting stock at the effective time of our merger with Direct Alliance Corporation, an Arizona corporation.

      The above provisions do not take effect unless and until Insight no longer owns at least 50% of our common stock.

  Section 203 of the Delaware General Corporation Law

      We are subject to Section 203 of the Delaware General Corporation Law which, subject to several exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that this stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specific exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of any class or series of stock of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      Section 203 defines an interested stockholder as any person that, together with affiliates and associates, owns 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time with the three year period immediately prior to the date on which it is sought to be determined whether this person is an interested stockholder.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. Its address is 161 North Concord Exchange, South St. Paul, Minnesota 55675, and its telephone number is (651) 450-4000.

Nasdaq National Market Listing

      We have applied to have our common stock approved for listing on the Nasdaq National Market under the trading symbol “DACC.”

SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering, we will have outstanding      shares of common stock, or      shares if the underwriters exercise their over-allotment option in full. All shares sold in this offering will be freely tradeable without restriction under the Securities Act, except for any shares which may be acquired by an affiliate of Direct Alliance, an “affiliate” is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, Direct Alliance and may include our directors and officers as well as significant stockholders of Direct Alliance, if any.

      The remaining outstanding shares of common stock will be “restricted securities” as defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration. Generally, Rule 144 provides that a person who has beneficially owned “restricted securities” for at least one year will be entitled to sell on the open market in brokers’ transactions within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock and the average weekly trading volume in the common stock in the open market during the four calendar weeks preceding the sale. Sales under Rule 144 also are subject to pre-sale notice requirements and the availability of current public information about us.

      The shares of our common stock held by Insight after the offering constitute “restricted securities” within the meaning of Rule 144, and will be eligible for sale by Insight in the open market 90 days after the offering, subject to contractual lockup provisions described below and the applicable requirements of Rule 144.

      Insight has announced that it plans to complete its spin-off of Direct Alliance in late 2001 after the offering by distributing all of its shares of Direct Alliance common stock to the holders of Insight common stock. Any shares distributed by Insight will be eligible for immediate sale in the public market without restrictions by persons other than affiliates of Direct Alliance. Affiliates of Direct Alliance would be subject to the restrictions of Rule 144 described above.

      Direct Alliance and each of its directors and executive officers and Insight and each of its directors and executive and certain other officers have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of A.G. Edwards & Sons, Inc. See “Underwriting.”

      An aggregate of 7,000,000 shares of our common stock are reserved for issuance under our 2000 Long-Term Incentive Plan. We intend to file a registration statement on Form S-8 covering the issuance of shares of our common stock pursuant to the 2000 Long-Term Incentive Plan and our 2000 Employee Stock Purchase Plan. Accordingly, the shares issued pursuant to the 2000 Long-Term Incentive Plan and the 2000 Employee Stock Purchase Plan generally will be freely tradeable, subject to the lockup restrictions described above and the restrictions on resales by affiliates under Rule 144.

UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement among Direct Alliance and the representatives on behalf of the underwriters, the underwriters have agreed severally to purchase from Direct Alliance the following number of shares of common stock at the offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Number of
Underwriter	Shares

A.G. Edwards & Sons, Inc.

Robert W. Baird & Co. Incorporated

Morgan Keegan & Company, Inc.

Total

      The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to certain conditions precedent, and that the underwriters are obligated to take and pay for all of the shares of common stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

      The representatives of the underwriters have advised us that they propose to offer such shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $         per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $         per share to certain other dealers. After the offering, the offering price and other selling terms may be changed by the underwriters.

      We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to          additional shares of common stock at the offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus, solely to cover over-allotments. To the extent that the underwriters exercise such option, the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such underwriter’s name in the preceding table bears to the total number of shares in such table, and Direct Alliance will be obligated, pursuant to the option, to sell such shares to the underwriters.

      Direct Alliance and each of its directors and executive officers and Insight and each of its directors and executive and certain other officers have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of A.G. Edwards & Sons, Inc. A.G. Edwards & Sons, Inc. may, in its sole direction, allow any of these parties to dispose of common stock or other securities prior to the expiration of such 180 day period. Except as discussed above, there are, however, no agreements between A.G. Edwards & Sons, Inc. and these parties that would allow them to do so as of the date of this prospectus. See “Shares Eligible for Future Sale.”

      Prior to the offering, there has been no public market for the shares of our common stock. The initial public offering price will be determined by negotiations among us and the representatives on behalf of the underwriters. Among the factors considered in determining the initial public offering price will be the prevailing market and economic condition, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

      We have applied for a listing of our common stock on the Nasdaq National Market under the symbol “DACC.”

      At our request, the underwriters have reserved up to          shares of the common stock offered by this prospectus for sale to our officers, directors, employees, consultants and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus and following effectiveness of the registration statement. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. To the extent that reserved shares are purchased by our executive officers and directors, those reserved shares will also be subject to the lock up agreements signed by these persons.

      The following table summarizes the discounts and commissions that Direct Alliance will pay to the underwriters in the offering. The amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares of common stock.

Underwriting Discounts and Commissions

	No Exercise	Full Exercise

Per share	$	$

Total	$	$

      Direct Alliance expects to incur expenses of approximately $                     in connection with this offering, excluding underwriting discounts and commissions. Direct Alliance has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

      Until the distribution of the common stock is completed, rules of the Securities Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the common stock. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the common stock.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell a greater aggregate number of shares of common stock than is set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing shares of common stock in the open market. This is known as a “syndicate covering transaction.” The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

      The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase common stock in the open market to reduce the selling group members’ short position or to stabilize the price of the common stock, it may reclaim the amount of the selling concession from the selling group members who sold those shares of common stock as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

      Neither Direct Alliance nor the representatives make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither Direct Alliance nor the representatives make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      A.G. Edwards & Sons, Inc., Robert W. Baird & Co. and Morgan Keegan & Company, Inc. may in the future provide financial advisory and investment banking services to Direct Alliance from time to time.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

      We recommend that each prospective purchaser of common stock should consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding or disposing of common stock as well as any tax consequences that may arise under the laws of any nation or nations, state, municipality or other taxing jurisdiction, whether inside or outside the United States.

      The following is a general discussion of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of common stock by a Non-U.S. Holder. When we use the term “Non-U.S. Holder,” we mean any person or entity that is not a U.S. Holder. A U.S. Holder is any beneficial owner of common stock that is:

•	a citizen or resident of the United States,

•	a corporation or partnership created in or organized under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust, (x) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code, or (y) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

      This discussion does not address all aspects of United States federal income and estate taxes and does not deal with other foreign, state and local tax consequences that may be relevant to Non-U.S. Holders.

      Also, special rules may apply to some Non-U.S. Holders, such as foreign insurance companies, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” “companies that accumulate earnings for the purpose of avoiding tax, and expatriate United States citizens, each of which is subject to special treatment under the Internal Revenue Code. All Non-U.S. Holders should consult their own tax advisors to determine the United States federal tax consequences that may be relevant to them in light of their own circumstances.

      Although certain countries are parties to tax treaties with the United States, the Internal Revenue Code restricts the applicability of tax treaties strictly to qualified residents, as defined in the tax code, of the country that is a party to the tax treaty. Non-U.S. Holders should consult their own tax advisors to determine whether tax treaties apply to them in light of their own circumstances.

      Furthermore, this discussion is based on provisions, each of which is subject to change, of the Internal Revenue Code, of existing and proposed regulations promulgated under the Internal Revenue Code and of administrative and judicial interpretations of the Internal Revenue Code and such regulations, as they have existed prior to the date of this prospectus.

Dividends

      Dividends paid to a Non-U.S. Holder of common stock generally will be subject to a United States federal income tax that is withheld by the payer, at a 30% rate or a lower rate that may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to this withholding, but they are subject instead to United States federal income tax on a net income basis at applicable graduated individual or corporate rates, as applicable. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

      Through December 31, 2000, dividends paid to an address outside the United States are presumed to be paid to a resident of that country (unless the payer has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, United States Treasury regulations provide that a Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid after December 31, 2000, will be required to satisfy applicable certification and other requirements.

Gain on Disposition of Common Stock

      A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (1) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (2) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for an aggregate of 183 days or more in the taxable year of the sale or other disposition, as determined under the Internal Revenue Code, and certain other conditions are met, or (3) we are or had been a “United States real property holding corporation” for United States federal income tax purposes.

      An individual Non-U.S. Holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (within the meaning of the Internal Revenue Code) for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate or an exemption under an applicable income tax treaty.

      We believe that we are not, and we do not presently anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

      We must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to such holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns that report such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides, under the provisions of an applicable income tax treaty.

      Under current law, backup withholding at the rate of 31% (as opposed to the general withholding tax rate of 30% described above) generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a United States person). Under the final regulations, however, a Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

      Payment of the proceeds of a sale of common stock within the United States or conducted through certain United States-related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payer does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise established an applicable exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided that the required information is furnished to the IRS.

Federal Estate Tax

      Common stock beneficially held by an individual Non-U.S. Holder at the time of his or her death, as determined under the Internal Revenue Code, will be included in such Non-U.S. Holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for us by Quarles & Brady Streich Lang LLP, Phoenix, Arizona. Certain legal matters relating to the offering will be passed upon for the underwriters by Bryan Cave LLP, Phoenix, Arizona.

EXPERTS

      The financial statements of Direct Alliance Corporation and subsidiaries as of December 31, 1999 and September 30, 2000, and each of the years in the two-year period ended December 31, 1999 and for the nine-month period ended September 30, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including the exhibits and schedules thereto, under the Securities Act with respect to the shares offered in this offering. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and the shares to be sold in this offering, please refer to the registration statement. Please refer to the copy of the relevant contract, agreement or other document filed as an exhibit to the registration statement for further information regarding statements in this prospectus regarding any contract, agreement or other document.

      You may, read and copy all or any portion of the registration statement or any reports, statements or other information we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement will also be available to you on the Securities and Exchange Commission’s website at www.sec.gov.

      Subject to the foregoing, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

      As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the Securities and Exchange Commission. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain our website at www.direct-alliance.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and September 30, 2000

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholder

Direct Alliance Corporation:

      We have audited the accompanying consolidated balance sheets of Direct Alliance Corporation and subsidiaries (a wholly-owned subsidiary of Insight Enterprises, Inc.) as of December 31, 1999 and September 30, 2000, and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the years in the two-year period ended December 31, 1999 and the nine-month period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Direct Alliance Corporation and subsidiaries as of December 31, 1999 and September 30, 2000, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1999 and the nine-month period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Phoenix, Arizona

December 8, 2000

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	1999	2000

	(In thousands, except share data)

Assets

Current assets:

Cash and cash equivalents	$1,283	$—

Trade accounts receivable, net of allowances for doubtful accounts of $1,001 and $1,056, respectively	17,570	20,711

Inventories, net	814	39

Prepaid expenses and other current assets	1,476	2,527

Total current assets	21,143	23,277

Property and equipment, net	5,383	15,115

Other assets	230	977

	$26,756	$39,369

Liabilities and Stockholder’s Equity

Current liabilities:

Accounts payable	$8,218	$12,599

Accrued expenses and other current liabilities	1,382	1,152

Due to Insight	3,116	6,028

Current portion of capital lease obligations	260	366

Total current liabilities	12,976	20,145

Capital lease obligations, less current portion	1,034	1,177

Total liabilities	14,010	21,322
Commitments and contingencies

Stockholder’s equity:

Common stock, no par value, 50,000,000 shares authorized; 30,000,000 shares issued and outstanding	10	10

Retained earnings	12,736	18,037

Total stockholder’s equity	12,746	18,047

	$26,756	$39,369

See accompanying notes to consolidated financial statements.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS

			Nine Months Ended
	Years Ended December 31,		September 30,

	1998	1999	1999	2000

			(Unaudited)

	(In thousands, except per share data and share amounts)

Net revenues:

Service fees	$6,834	$39,653	$25,682	$47,688

Product sales	82,480	58,381	51,705	26,887

Pass through product sales	2,823	5,776	4,796	7,941

Total net revenues	92,137	103,810	82,183	82,516

Cost of revenues:

Service fees	4,439	27,839	17,804	36,091

Product sales	73,563	53,345	47,345	24,519

Pass through product sales	2,823	5,803	4,818	7,957

Total cost of revenues	80,825	86,987	69,967	68,567

Gross profit	11,312	16,823	12,216	13,949

Operating expenses	7,199	7,955	5,919	5,705

Earnings from operations	4,113	8,868	6,297	8,244

Non-operating expense (income), net	135	332	220	(319)

Earnings before income taxes	3,978	8,536	6,077	8,563

Income tax expense	1,558	3,260	2,321	3,262

Net earnings	$2,420	$5,276	$3,756	$5,301

Earnings per share:

Basic	$0.08	$0.18	$0.13	$0.18

Diluted	$0.08	$0.18	$0.13	$0.17

Shares used in per share calculation:

Basic	30,000,000	30,000,000	30,000,000	30,000,000

Diluted	30,000,000	30,000,000	30,000,000	30,381,834

See accompanying notes to consolidated financial statements.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

				Total
	Number of	Common	Retained	Stockholder’s
	Shares	Stock	Earnings	Equity

	(In thousands, except share amounts)

Balances at December 31, 1997	30,000,000	$10	$5,040	$5,050

Net earnings	—	—	2,420	2,420

Balances at December 31, 1998	30,000,000	10	7,460	7,470

Net earnings	—	—	5,276	5,276

Balances at December 31, 1999	30,000,000	10	12,736	12,746

Net earnings	—	—	5,301	5,301

Balances at September 30, 2000	30,000,000	$10	$18,037	$18,047

See accompanying notes to consolidated financial statements.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended		Nine Months Ended
	December 31,		September 30,

	1998	1999	1999	2000

			(Unaudited)

	(In thousands)

Cash flows provided by operating activities:

Net earnings	$2,420	$5,276	$3,756	$5,301

Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation and amortization	211	894	529	1,472

Net loss on disposal of property and equipment	—	69	69	—

Provision for losses on trade accounts receivable	726	409	351	487

Provision for obsolete and slow-moving inventories	335	333	238	139

Deferred income taxes	(257)	(569)	(232)	(1,247)

Increase (decrease) in cash resulting from changes in:

Trade accounts receivable	(8,500)	(5,670)	(8,763)	(3,628)

Inventories	(1,419)	3,021	1,631	636

Prepaid expenses and other current assets	(218)	(51)	92	196

Other assets	(65)	(164)	(552)	(747)

Accounts payable	4,473	466	328	4,381

Accrued expenses and other current liabilities	790	508	446	(230)

Due to Insight	2,127	106	5,676	2,912

Net cash provided by operating activities	623	4,628	3,569	9,672

Cash flows used in investing activities:

Purchase of property and equipment	(1,433)	(3,283)	(1,687)	(10,696)

Proceeds from sale of equipment	—	62	62	3

Net cash used in investing activities	(1,433)	(3,221)	(1,625)	(10,693)

Cash flows used in financing activities:

Principal payments on capital lease obligations	—	(124)	(63)	(262)

Net cash used in financing activities	—	(124)	(63)	(262)

Net increase (decrease) in cash and cash equivalents	(810)	1,283	1,881	(1,283)

Cash and cash equivalents at beginning of period	810	—	—	1,283

Cash and cash equivalents at end of period	$—	$1,283	$1,881	$—

Supplemental disclosure of cash flow information:

Cash paid during the year for interest	$—	$40	$13	$65

Noncash investing and financing activity:

Property and equipment acquired through capital lease financing	$—	$1,418	$1,418	$511

See accompanying notes to consolidated financial statements.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Operations and Summary of Significant Accounting Polices

  (a)  Description of Business

      Direct Alliance Corporation and subsidiaries (“Direct Alliance” or the “Company”), a wholly-owned subsidiary of Insight Enterprises, Inc. (“Insight”), enables manufacturers of brand name products to directly access customers and improve the efficiency of their indirect sales channels. Direct Alliance provides demand generation marketing, direct sales management, Internet enablement, product fulfillment and transaction management services using state-of-the-art proprietary technology, infrastructure and processes. Direct Alliance’s unique combination of services, technology and direct channel expertise allows Direct Alliance to provide customized, vertically integrated outsourced solutions for Direct Alliance’s clients in a cost-effective, timely and highly scalable manner.

      The accompanying consolidated financial statements are presented on a stand-alone basis and reflect the consolidated historical results of operations, financial position and cash flows of the Company. Presentation on a stand-alone basis is in contemplation of an initial public offering of the Company (the “Offering”). For all periods presented, expenses reflected in the consolidated financial statements include an allocation of certain Insight corporate expenses and infrastructure costs. Management believes that the methods used to allocate expenses are reasonable, although the cost of services could be higher if obtained from other sources. The financial information included herein may not reflect the consolidated financial position, operating results, stockholder’s equity and cash flows of the Company in the future, or what they would have been, had the Company been a separate stand-alone entity during the periods presented.

      Insight management currently expects to sell Direct Alliance stock in two stages. The first stage involves the sale and issuance of common stock of Direct Alliance in the Offering. The second stage, planned to occur late in the year 2001, involves Insight distributing to holders of its common stock all of its interest in Direct Alliance through a spin-off transaction in which the shares of Direct Alliance would be distributed to Insight stockholders on a pro-rata basis (the “Spin-off”). Insight, however, is not obligated to effect the Spin-off through the distribution of its interest and the Company cannot provide assurance as to whether or when the Spin-off will occur.

  (b)  Principles of Consolidation and Presentation

      The consolidated financial statements include the accounts and the historical results of operations and cash flows of Direct Alliance Corporation, and its wholly-owned subsidiaries: ITA, Inc., B&M Distributing, Inc., TN, Inc., JDC, Inc. and Technology Direct, Inc. Intercompany accounts and transactions have been eliminated in consolidation.

  (c)  Cash Equivalents

      Direct Alliance considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Historically, Insight has managed cash and cash equivalents on a centralized basis. Cash receipts associated with Direct Alliance’s business have been transferred to Insight on a periodic basis and Insight has funded Direct Alliance’s disbursements.

  (d)  Inventories

      Inventories, principally purchased computers, hardware and software, are stated at the lower of weighted average cost (which approximates cost under the first-in, first-out method) or market. Provisions are made currently for obsolete, slow-moving and nonsalable inventory.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

  (e)  Property and Equipment

      Property and equipment are stated at cost. Major improvements and betterments are capitalized; maintenance, repairs and small replacements are expensed as incurred. Depreciation is provided using the straight-line method over the economic lives of the assets ranging from three to 29 years. Leasehold improvements are amortized over the shorter of the underlying lease term or asset life. The cost of computer software developed or for internal use, including internal costs incurred for upgrades and enhancements that result in additional functionality, is capitalized and amortized over its estimated useful life of three years.

  (f)  Revenue Recognition

      The Company’s net revenues are generated from service fee based and product based outsourcing programs. During the periods presented, most of the Company’s outsourcing programs are service fee based whereby the Company derives net revenues in an agency capacity based on a combination of a percentage of the sales generated from the products sold, fixed fees, cost recovery and project based activities. Under these programs, the Company does not assume the risks and rewards of ownership. Revenue is recognized when the Company completes all contractual terms. Net revenues derived from service fee based arrangements, and all direct costs relating to the generation of those net revenues, are included in the Company’s net revenues and cost of revenues, respectively.

      Under the Company’s product based programs, the Company takes title to product and assumes the credit risk of trade accounts receivable. Sales and the related costs derived from products are included in the Company’s net revenues and cost of revenues, respectively. Net revenues from product sales under the product based programs is recognized upon shipment which coincides with transfer of ownership from the Company to the customer. Provisions for returns and credits are provided in the same period the related sales are recorded.

      Under certain of the Company’s programs, the Company sells product as an accommodation to our clients for their convenience. The Company takes title to product and assumes the credit risk of trade accounts receivable. Net revenues from pass through product sales are recognized upon shipment which coincides with the transfer of ownership from the Company to the client. Sales and the related costs of such products sold are included in the Company’s net revenues and cost of revenues, respectively.

  (g)  Income Taxes

      Direct Alliance’s operating results have been included in Insight’s consolidated Federal and state income tax returns. The provision for income taxes in Direct Alliance’s consolidated financial statements has been determined on a separate-return basis. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

  (h)  Stock-Based Compensation

      The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value-based method

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

  (i)  Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements. Additionally, such estimates and assumptions affect the reported amounts of sales and expenses during the period. The allocation of certain expenses (see note 10) in these consolidated financial statements required management estimates and assumptions. Actual results could differ from those estimates.

  (j)  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

      The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (k)  Earnings Per Share

      The Company computed net earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic and diluted earnings per share attributable to Direct Alliance was determined based on net income divided by the 30,000,000 shares of Direct Alliance outstanding prior to the Offering. For purposes of the earnings per share calculation, the shares outstanding prior to the Offering are treated as outstanding for all periods presented. Additionally, the dilutive earnings per share calculation for the nine months ended September 30, 2000, includes the impact of stock options granted under the Direct Alliance Long-Term Incentive Plan during 2000 and assumed to be exercised using the treasury stock method.

      Net earnings per share do not give effect to any conversion of Insight stock options into Direct Alliance stock options. The actual number of Insight stock options to be converted into Direct Alliance stock options will not be determined until the individual employee options are converted into Direct Alliance stock options at the distribution date. See note 6 to the consolidated financial statements for a description of how Insight stock options will be converted into Direct Alliance stock options at the distribution date.

  (l)  Segment Reporting

      On January 1, 1998, the Company adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. SFAS No. 131 supersedes SFAS No. 14, “Financial Reporting for Segments of a Business Enterprise,” replacing the “industry segment” approach with the “management” approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosure about products and services, geographical areas, and major

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customers. The adoption of SFAS No. 131 does not affect results of operations or financial position. The Company operates in one segment; outsourcing of direct marketing solutions.

  (m)  Interim Financial Information (Unaudited)

      The financial information for the nine months ended September 30, 1999 is unaudited and includes all adjustments, consisting only of normal and recurring accruals, that management considers necessary for a fair presentation of its consolidated financial position, operating results and cash flows.

(2)  Property and Equipment

      Property and equipment consist of the following (in thousands):

	December 31,	September 30,
	1999	2000

Office equipment	$3,369	$4,330

Computer equipment	2,167	3,819

Vehicles	27	27

Leasehold improvements	1,408	1,730

Software	388	1,441

Building	—	5,948

Land	—	1,121

	7,359	18,416

Accumulated depreciation and amortization	(1,976)	(3,301)

Property and equipment, net	$5,383	$15,115

(3)  Capital Lease Obligations

      During the year ended December 31, 1999 and the nine-month period ended September 30, 2000, the Company entered into certain non-cancelable capital lease agreements for furniture. This furniture amounted to $1,316,000 and $1,600,000, net of accumulated depreciation at December 31, 1999 and September 30, 2000, respectively, and is recorded as office equipment.

      These leases meet the various criteria of capital leases and are, therefore, classified as capital lease obligations. Capital lease obligations reflect the present value of future rental payments, discounted at the interest rate implicit in each of the leases.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum capital lease payments as of December 31, 1999 and September 30, 2000, follows (in thousands):

	December 31,	September 30,
	1999	2000

Years ending December 31:

2000	$326	$111

2001	327	444

2002	326	444

2003	327	444

2004	164	281

Thereafter	—	—

Total minimum capital lease payments	1,470	1,724

Less amount representing interest at 5.69%	(176)	(181)

Present value of net minimum capital lease payment	1,294	1,543

Less current portion of capital lease obligation	(260)	(366)

Obligations under capital leases, less current portion	$1,034	$1,177

(4)  Operating Lease Commitments

      The Company has entered into several non-cancelable operating leases with third parties, primarily for office and distribution center space. Rental expense for operating leases was $394,000 and $771,000 for the years ended December 31, 1998 and 1999, respectively, and $325,000 for the nine-month period ended September 30, 2000.

      There are no non-cancelable operating leases with initial or remaining lease terms in excess of one year at September 30, 2000.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)  Income Taxes

      The Company’s operations have been included in consolidated income tax returns filed by Insight. If Insight or other members of the consolidated group fail to make tax payments required by law, the Company would be liable for any shortfall. The provision for income taxes reflected in the consolidated statements of earnings and the deferred tax assets reflected in the consolidated balance sheets have been prepared as computed on a separate return basis. The current income tax liability for the period presented has been included in the amount due to Insight. Income tax expense consists of the following (in thousands):

	Years Ended		Nine Months
	December 31,		Ended
			September 30,
	1998	1999	2000

Current:

Federal	$1,635	$3,506	$4,139

State	180	323	370

	1,815	3,829	4,509

Deferred:

Federal	(237)	(513)	(1,137)

State	(20)	(56)	(110)

	(257)	(569)	(1,247)

	$1,558	$3,260	$3,262

      A reconciliation of the difference between the expected income tax provision at the U.S. Federal statutory corporate tax rate of 34%, and the Company’s effective rate is as follows (in thousands):

	Years Ended		Nine Months
	December 31,		Ended
			September 30,
	1998	1999	2000

Computed “expected” tax expense	$1,352	$2,902	$2,912

State income taxes, net of federal income tax benefit	117	281	289

Other	89	77	61

Provision for income taxes	$1,558	$3,260	$3,262

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the deferred tax asset (liability) are as follows (in thousands):

	December 31,	September 30,
	1999	2000

Deferred tax assets:

Accruals	$970	$2,266

Allowance for doubtful accounts and returns	270	394

Inventory allowances	248	125

Subtotal	1,488	2,785

Valuation allowance	—	—

Total gross deferred tax assets	1,488	2,785

Deferred tax liabilities:

Depreciation and amortization	(166)	(173)

Software development	(95)	(166)

Prepaid expenses	(33)	(21)

Deferred revenue	(16)	—

Total gross deferred tax liabilities	(310)	(360)

Net deferred tax asset	$1,178	$2,425

      Due to the Company’s profitable operations, management believes that realization of the deferred tax assets, which are current assets, net of applicable valuation allowances, is more likely than not. The amount of the deferred tax assets considered realizable could be reduced or increased if estimates of future taxable income during the carryforward period or the history of earnings on a stand-alone basis are reduced or increased.

(6)  Employee Stock Plans

  (a)  Direct Alliance 2000 Long-Term Incentive Plan

      Direct Alliance has authorized 7,000,000 shares of common stock for issuance under the Direct Alliance 2000 Long-Term Incentive Plan (“Direct Alliance 2000 LTIP”). The Direct Alliance 2000 LTIP, which is currently administered by the Board of Directors of Direct Alliance, provides for the granting of incentive awards in the form of stock options to its employees, directors, its parent’s and its corporate affiliates’ officers and employees.

      The right to purchase shares under the stock option agreements with employees and directors vest 100% on the fifth anniversary of the date of grant. The vesting and exercisability schedule of these options accelerate in the event of an initial public offering or change in control of the Company or Insight. If an initial public offering is consummated during the period from the date of grant and one year thereafter, 25% of the options vest and become exercisable immediately, and if an initial public offering is consummated during the second, third or fourth year following the date of grant, 50%, 75% or 100% of the options, respectively, will vest and become exercisable immediately. Upon consummation of an initial public offering and the acceleration of vesting and exercisability, any remaining options will vest 25% on each anniversary date of the initial public offering. In the event of a change in control as defined in the Direct Alliance 2000 LTIP, which does not include the contemplated Spin-off, all unvested options will vest and become exercisable immediately.

      The right to purchase shares under the stock options agreements with corporate affiliates’ officers and employees are 100% vested on the date of grant, however, are not exercisable until the fifth anniversary of

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the date of grant. The exercisability of these options accelerate in the event of an initial public offering or change in control of the Company or Insight. If an initial public offering is consummated during the period from the date of grant and one year thereafter, 25% of the options become exercisable immediately, and if an initial public offering is consummated during the second, third or fourth year following the date of grant, 50%, 75% or 100% of the options, respectively, will become exercisable immediately. Upon consummation of an initial public offering and the acceleration of exercisability, any remaining options become exercisable 25% on each anniversary date of the initial public offering. In the event of a change in control as defined in the Direct Alliance 2000 LTIP, which does not include the contemplated Spin-off, all options become exercisable immediately.

      Stock options must be exercised within ten years from the date of grant, unless an earlier time is set in the award agreement. All options granted to date must be exercised within six years from the date of grant. Options are granted at not less than fair market value at the date of grant. The market value of the stock options granted during 2000 was determined at the date of grant by an independent valuation of Direct Alliance, which was reviewed and approved by the Board of Directors.

      A summary of options under the Direct Alliance 2000 LTIP follows:

Weighted
Average
	Number of	Exercise
	Shares	Price

(Shares in thousands)

Outstanding, December 31, 1999	—	$—

Granted	3,410	1.42

Exercised	—	—

Cancelled	—	—

Outstanding, September 30, 2000	3,410	$1.42

      At September 30, 2000, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $1.42 and 5.6 years, respectively.

      At September 30, 2000, no options were exercisable.

  (b)  Insight Stock Option Plans

      Insight has various stock option plans (“Insight Stock Plans”) under which Direct Alliance employees and directors may be granted options to purchase common stock. Options are generally granted at not less than the fair market value at grant date, vest over a one- to three-year period and expire ten years after the grant date.

      Direct Alliance employees who have Insight stock options will forfeit the unvested portion of these stock grants. However, the Company may elect to convert Insight options held by Direct Alliance employees into Direct Alliance stock options at the date of the Spin-off. Under this scenario, the number of shares and the exercise price of the Insight options into Direct Alliance options will be done in such a manner that (1) the aggregate intrinsic value of the options immediately before and after the exchange are the same, (2) the ratio of the exercise price per option to the market value per share is not reduced, and (3) the vesting provisions and option period of the replacement Direct Alliance options are the same as the original vesting terms and option period of the Insight options. It is currently unknown how many Direct Alliance options will be issued upon conversion of Insight options held by Direct Alliance employees.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of options held by Direct Alliance employees under the Insight Stock Plans follows:

		Weighted
	Number of	Average
	Insight	Exercise
	Shares	Price

	(Shares in thousands)

Outstanding, December 31, 1997	786	$5.42

Granted	386	11.32

Exercised	(369)	3.79

Cancelled	(161)	10.36

Outstanding, December 31, 1998	642	8.67

Granted	490	18.19

Exercised	(249)	6.55

Cancelled	(27)	14.50

Outstanding, December 31, 1999	856	14.55

Granted	493	23.87

Exercised	(197)	11.04

Cancelled	(34)	19.36

Outstanding, September 30, 2000	1,118	$19.14

      The following table summarizes the status of outstanding stock options as of September 30, 2000:

	Options Outstanding			Options Exercisable

	Number of	Weighted	Weighted	Number of	Weighted
	Options	Average	Average	Options	Average
Range of	Outstanding as	Remaining	Exercise	Exercisable as	Exercise
Exercise Prices	of 09/30/00	Contractual Life	Price	of 09/30/00	Price

$1.78 – 14.83	240,243	7.41	$10.49	121,639	$9.20
14.89 – 18.42	288,807	8.93	17.75	86,974	17.84
18.50 – 20.54	277,867	9.32	20.22	3,450	19.33
20.67 – 28.58	224,729	9.49	24.25	5,461	22.56
28.67 – 42.79	86,518	9.69	31.04	—	—

	1,118,164	8.87	$19.14	217,524	$13.15

  (c)  Restricted Stock Plan

      Insight has restricted stock plans, under which shares of common stock are reserved for issuance at no cost to key employees. Certain Direct Alliance employees participate in the Insight restricted stock plans. Direct Alliance employees who have Insight restricted stock grants will forfeit the unvested portion of their Insight restricted stock grants at the date of the Spin-off. To the extent that Direct Alliance grants restricted stock in the future, compensation expense will be recognized as the granted shares vest.

  (d)  Accounting for Stock-Based Compensation

      Had compensation expense for the Direct Alliance 2000 LTIP and for Insight Stock Plans, applicable to the Company’s employees been determined consistent with SFAS No. 123, the Company’s net earnings,

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

basic earnings per share and diluted earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

	Years Ended		Nine Months
	December 31,		Ended
			September 30,
	1998	1999	2000

Pro forma net earnings	$1,851	$4,450	$3,709

Pro forma basic earnings per share	$0.06	$0.15	$0.12

Pro forma diluted earnings per share	$0.06	$0.15	$0.12

      Pro forma net earnings reflect only options granted subsequent to December 31 1994. Therefore, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented above because compensation expense is reflected over the options’ vesting period and compensation expense for options granted prior to January 1, 1995 is not considered under SFAS No. 123.

      For purposes of the SFAS No. 123 pro forma net earnings and net earnings per share calculation, the fair value of each option grant under the Insight Stock Plans is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended		Nine Months
	December 31,		Ended
			September 30,
	1998	1999	2000

Dividend yield	0.0%	0.0%	0.0%

Risk-free interest rate	4.5%	6.3%	5.9%

Expected volatility	50.0%	50.0%	50.0%

Expected lives	2.0 years	2.4 years	2.4 years

      The fair value of each option grant under the Direct Alliance 2000 LTIP is estimated on the date of grant using the minimum value method with the following weighted-average assumptions:

Nine Months
Ended
September 30,
2000

Dividend yield	0.0%

Risk-free interest rate	6.0%

Expected lives	2.8 years

(7)  Non-Operating Expense (Income), Net

      Non-operating expense (income), net, consists primarily of interest expense, interest income and gain/loss on disposition of assets.

(8)  Fair Value of Financial Instruments

      SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Fair value estimates are made at a point in time and are based on relevant market information and information about the financial instruments; they are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale any of the Company’s entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

      Since the fair value is estimated as of December 31, 1999 and September 30, 2000, the amounts that will actually be realized or paid in settlement of the instrument could be significantly different.

      The carrying amounts for cash and cash equivalents are assumed to be the fair value because of the liquidity of these instruments.

      The carrying amounts for accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value because of the short maturity of these instruments.

(9)  Benefit Plans

  (a)  Insight 401(k) Plan

      Direct Alliance’s eligible U.S. employees may participate in a plan known as the Insight 401(k) Plan (the “Plan”) which was adopted to provide retirement benefits to its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants may elect to contribute from 1% to 19% of their annual compensation to the Plan each calendar year, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Plan provides for Company matching contributions up to 25% of the employees’ contributions up to a maximum six percent of total compensation. Employees become vested in Insight matching contributions according to a six-year vesting schedule based on initial date of hire. Direct Alliance’s expense related to matching contributions to the 401(k) was $45,000, $109,000 and $117,000 for the years ended December 31, 1998 and 1999, and for the nine-month period ended September 30, 2000, respectively.

      On or about the date of the Spin-off, Direct Alliance intends to establish a separate 401(k) plan for its employees.

  (b)  Insight Employee Stock Purchase Plan

      Under the Insight Employee Stock Purchase Plan (the “Purchase Plan”), eligible Direct Alliance employees have generally been able to contribute up to 20% of their compensation, as defined, to the purchase of shares of Insight’s common stock at a price of 85% the market value per share determined as of the beginning of the quarterly purchase period as specified in the Purchase Plan. Effective on or before the initial public offering of Direct Alliance common stock, Direct Alliance intends to sponsor an employee stock purchase plan which is comparable to the Insight plan.

(10)  Related Party Transactions

      The Company’s operating expenses include certain costs directly related to the Company’s business, which are passed through from Insight such as direct insurance and legal costs. In addition, the Company occupies a building that is owned by Insight. The Company is charged expenses from Insight for the amount of interest and depreciation expense associated with this building which amounted to $104,000 and $422,000 for the year ended December 31, 1999 and for the nine-month period ended September 30, 2000, respectively.

DIRECT ALLIANCE CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Insight Enterprises, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s operating expenses also include allocations from Insight for certain operating expenses including depreciation on shared software and other assets, financial, treasury, general legal, general insurance and other corporate functions as well as certain costs of operations including facility charges. These allocations have been estimated on bases that Insight and the Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. The methods used for allocation of expenses from Insight, which have been consistently applied, are management’s best estimate based upon percentage of gross profit. These allocations amounted to $467,000 and $470,000 for the years ended December 31, 1998 and 1999, respectively, and $350,000 for the nine-month period ended September 30, 2000.

      Management believes that actual operating expenses presented in the financial statements are representative of what operating expenses would have been for Direct Alliance operating as a stand-alone publicly traded company.

      Funds advanced by Insight to fund the Company’s working capital requirements and certain investment activities have been reflected as due to Insight. This amount due to Insight will be repaid by the Company upon the closing of the Offering. Interest expense charged by Insight, based on its weighted average interest rates of 5.19%, 5.40%, and 8.26%, was $161,000, $224,000, and $57,000, for the years ended December 31, 1998 and 1999, and the nine-month period ended September 30, 2000, respectively. Beginning in the year 2000, interest income was allocated by Insight to its subsidiaries on a pro-rata basis. The amount of this interest allocation to Direct Alliance for the nine months ended September 30, 2000 was $380,000.

      Insight is not required to provide Direct Alliance with funding in the future and Direct Alliance will be restricted from borrowing from Insight following the Spin-off.

(11)  Commitments and Contingencies

      The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity. Accordingly, the accompanying consolidated financial statements do not include a provision for losses, if any, that might result from the ultimate disposition of these matters.

(12)  Concentration of Credit Risk and Significant Customers

      Financial instruments which potentially subject Direct Alliance to concentrations of credit risk consist principally of accounts receivable.

      For the year ended December 31, 1999, Direct Alliance’s three largest customers accounted for 33.9%, 21.4%, and 19.0% of net trade accounts receivable. For the nine months ended September 30, 2000, Direct Alliance’s four largest customers accounted for 39.3%, 26.2%, 15.1% and 14.1% of net accounts receivable.

      For the year ended December 31, 1998, Direct Alliance’s two largest customers accounted for 64.0% and 10.2% of net revenues. For the year ended December 31, 1999, Direct Alliance’s two largest customers accounted for 41.8% and 23.7% of net revenues. For the nine months ended September 30, 2000, Direct Alliance’s three largest customers accounted for 36.1%, 29.8% and 14.1% of net revenues.

      Many of Direct Alliance’s customer agreements are terminable by the client at will on short notice.

                        Shares

Common Stock

PROSPECTUS

A.G. Edwards & Sons, Inc.

Robert W. Baird & Co.

Morgan Keegan & Company, Inc.

            , 2001

PART II

Item 13.  Other Expenses of Issuance and Distribution

      The following table indicates the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by the Company:

SEC Registration Fee	$13,200

NASD Filing Fee	5,500

Nasdaq National Market Listing Fee	90,000

Transfer Agent and Registrar Fees	25,000	*

Blue Sky Fees (including counsel fees)	5,000	*

Legal Services	400,000	*

Accounting Fees and Expenses	200,000	*

Printing and Engraving Fees	200,000	*

Miscellaneous	11,300	*

Total	$950,000	*

*	Estimated

Item 14.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements (Exhibit 10) with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

      The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

      Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. See also related undertakings in Item 17 below.

Item 15.  Recent Sales of Unregistered Securities.

      In connection with its change-of-domicile merger, on December 22, 2000, the Registrant issued                shares of common stock to Insight Enterprises, Inc. The Registrant believes that this issuance is exempt under Section 4(2) of the Securities Act as a transaction not involving any public offering.

      No underwriters were involved in connection with the sale of securities referred to in this Item 15.

Item 16.  Exhibits and Financial Statement Schedules.

      (a)  Exhibits

Exhibit
Number	Description of Exhibits

1.1††	Form of Underwriting Agreement.
3.1†	Certificate of Incorporation of the Company.
3.2†	Bylaws of the Company.
4.1†	Specimen certificate representing the common stock.
5.1††	Opinion of Quarles & Brady Streich Lang LLP.
10.1†	Form of Separation and Distribution Agreement by and between Insight Enterprises, Inc. and the Company.
10.2††	Form of Tax Indemnification and Allocation Agreement by and between Insight Enterprises, Inc. and the Company.
10.3††	Form of Employee Benefits Agreement by and between Insight Enterprises, Inc. and the Company.
10.4†	Form of Insurance Matters Agreement by and between Insight Enterprises, Inc. and the Company.
10.5††	Form of Interim Administrative Services Agreement by and between Insight Enterprises, Inc. and the Company.
10.6†	Direct Alliance Corporation 2000 Long-Term Incentive Plan.
10.7†	License and Option Agreement by and between Insight Enterprises, Inc. and Information Management Systems, Inc. dated March 22, 2000.
10.8†	Employment Agreement by and between the Company and Branson (“Tony”) M. Smith dated July 1, 1999.
10.9†	Form of Indemnification Agreement by and between the Company and its directors and executive officers.
10.10†**	Program Services Agreement by and between Hewlett-Packard Company, the Company and Insight Enterprises, Inc. dated June 8, 1999.
10.11†	Participation Agreement United States by and between IBM Corporation, the Company, and Insight Enterprises, Inc. dated October 1, 2000.
10.12†**	IBM and Direct Alliance Confidential Program Services Agreement Number 4900RL1367 by and between International Business Machines Corporation, Direct Alliance Corporation and Insight Enterprises, Inc. dated October 1, 2000.
10.13†**	Program Services Agreement by and between Toshiba America Information Systems, Inc., Direct Alliance Corporation and Insight Enterprises, Inc. dated July 1, 2000.
21.1†	List of subsidiaries of the Registrant.
23.1†	Consent of KPMG LLP, independent auditors.
23.2††	Consent of Quarles & Brady Streich Lang (included in Exhibit 5.1).
24.1†	Powers of Attorney (included on signature page).
27.1†	Financial Data Schedule.

†	Filed herewith.

††	To be filed by amendment.

**	Certain portions of this exhibit are subject to a request for confidential treatment.

      (b)  Financial Statement Schedules.

           None

      All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable or the information has been provided in the Financial Statements or the notes thereto.

Item 17.  Undertakings.

      The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 22, 2000.

DIRECT ALLIANCE CORPORATION

By:	/s/ BRANSON M. SMITH

Branson (“Tony”) M. Smith,
Chief Executive Officer and President

POWER OF ATTORNEY

      KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Branson (“Tony”) M. Smith and James D. Kebert, and each of them, such individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ BRANSON M. SMITH Branson (“Tony”) M. Smith	Chief Executive Officer and President and Director (Principal Executive Officer)	December 22, 2000
/s/ JAMES D. KEBERT James D. Kebert	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	December 22, 2000

/s/ ERIC J. CROWN Eric J. Crown	Director	December 22, 2000

/s/ TIMOTHY A. CROWN Timothy A. Crown	Chairman of the Board of Directors	December 22, 2000

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

1.1††	Form of Underwriting Agreement.
3.1†	Certificate of Incorporation of the Company.
3.2†	Bylaws of the Company.
4.1†	Specimen certificate representing the common stock.
5.1††	Opinion of Quarles & Brady Streich Lang LLP.
10.1†	Form of Separation and Distribution Agreement by and between Insight Enterprises, Inc. and the Company.
10.2††	Form of Tax Indemnification and Allocation Agreement by and between Insight Enterprises, Inc. and the Company.
10.3††	Form of Employee Benefits Agreement by and between Insight Enterprises, Inc. and the Company.
10.4†	Form of Insurance Matters Agreement by and between Insight Enterprises, Inc. and the Company.
10.5††	Form of Interim Administrative Services Agreement by and between Insight Enterprises, Inc. and the Company.
10.6†	Direct Alliance Corporation 2000 Long-Term Incentive Plan.
10.7†	License and Option Agreement by and between Insight Enterprises, Inc. and Information Management Systems, Inc. dated March 22, 2000.
10.8†	Employment Agreement by and between the Company and Branson (“Tony”) M. Smith dated July 1, 1999.
10.9†	Form of Indemnification Agreement by and between the Company and its directors and executive officers.
10.10†**	Program Services Agreement by and between Hewlett-Packard Company, the Company and Insight Enterprises, Inc. dated June 8, 1999.
10.11†	Participation Agreement United States by and between IBM Corporation, the Company and Insight Enterprises, Inc. dated October 1, 2000.
10.12†**	IBM and Direct Alliance Confidential Program Services Agreement Number 4900RL1367 by and between International Business Machines Corporation, Direct Alliance Corporation and Insight Enterprises, Inc. dated October 1, 2000.
10.13†**	Program Services Agreement by and between Toshiba America Information Systems, Inc., Direct Alliance Corporation and Insight Enterprises, Inc. dated July 1, 2000.
21.1†	List of subsidiaries of the Registrant.
23.1†	Consent of KPMG LLP, independent auditors.
23.2††	Consent of Quarles & Brady Streich Lang (included in Exhibit 5.1).
24.1†	Powers of Attorney (included on signature page).
27.1†	Financial Data Schedule.

†	Filed herewith.

††	To be filed by amendment.

**	Certain portions of this exhibit are subject to a request for confidential treatment.